LEASE AGREEMENT
                                by and between

                             QRS 12-14 (AL), INC.,
                            an Alabama corporation

                                  as LANDLORD

                                      and

                           SPORTS WHOLESALE, INC.,
                            an Alabama corporation,

                                   as TENANT


                        Premises:  Birmingham, Alabama






                         Dated as of: February 1, 1996



                               TABLE OF CONTENTS

                                                                          Page

                Parties

          1.    Demise of Premises

          2.    Certain Definitions

          3.    Title and Condition

          4.    Use of Leased Premises; Quiet Enjoyment

          5.    Term

          6.    Basic Rent

          7.    Additional Rent

          8.    Net Lease; Non-Terminability

          9.    Payment of Impositions

         10.    Compliance with Laws and Easement Agreements;
                      Environmental Matters

         11.    Liens; Recording and Title

         12.    Maintenance and Repair

         13.    Alterations and Improvements

         14.    Permitted Contests

         15.    Indemnification

         16.    Insurance

         17.    Casualty and Condemnation

         18.    Termination Events

         19.    Restoration

         20.    Procedures Upon Purchase

         21.    Assignment and Subletting; Prohibition
                      against Leasehold Financing

         22.    Events of Default

         23.    Remedies and Damages Upon Default

         24.    Notices

         25.    Estoppel Certificate

         26.    Surrender

         27.    No Merger of Title

         28.    Books and Records

         29.    Determination of Value

         30.    Non-Recourse as to Landlord
         31.    Financing
         32.    [Intentionally Omitted]

         33.    [Intentionally Omitted}
         34.    Tax Treatment; Reporting
         35.    Right of First Refusal
         36.    Financing Major Alterations
         37.    Miscellaneous


                                   EXHIBITS

            Exhibit "A"   - Premises
            Exhibit "B"   - Machinery and Equipment
            Exhibit "C"   - Schedule of Permitted Encumbrances
            Exhibit "D"   - Rent Schedule
            Exhibit "E"   - Lease Amendment Form



                  LEASE AGREEMENT, made as of this 1st day of February, 1996, between QRS 12-14 (AL), INC., an Alabama corporation ("Landlord"), with an address c/o W. P. Carey & Co., Inc., 50 Rockefeller Plaza, 2nd Floor, New York, New York 10020, and SPORTS WHOLESALE, INC. ("Tenant"), an Alabama corporation with an address at 451 Industrial Lane, Birmingham, Alabama 35211.

                  In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:

                  1. Demise of Premises. Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the following described property (collectively, the "Leased Premises"): (a) Landlord's interest (now or hereafter acquired) in the premises described in Exhibit "A" hereto, together with the Appurtenances (collectively, the "Land"); (b) the buildings, structures and other improvements now or hereafter constructed on the Land (collectively, the "Improvements"); and (c) the fixtures, machinery, equipment and other property described in Exhibit "B" hereto (collectively, the "Equipment").

                  2.    Certain Definitions.

                        "Acquisition Cost" shall mean $4,700,000.

                        "Additional Rent" shall mean Additional Rent as defined in Paragraph 7.

                        "Alterations" shall mean all changes, additions, improvements or repairs to, all alterations, reconstructions, renewals, replacements or removals of and all substitutions or replacements for any of the Improvements or Equipment, both interior and exterior, structural and non-structural, and ordinary and extraordinary. Alterations shall exclude all trade fixtures and equipment which are not necessary to the operation, as buildings, of the buildings constituting the Leased Premises and which are readily removable from the Leased Premises without causing damage thereto.

                        "Applicable Initial Date" shall have the meaning assigned to such term in Paragraph 29.

                        "Appurtenances" shall mean all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Land, including (a) easements over other lands granted by any Easement Agreement and (b) any streets, ways, alleys, vaults, gores or strips of land adjoining the Land.

                        "Assignment" shall mean any assignment of rents and leases from Landlord to a Lender which (a) encumbers any of the Leased
Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified from time to time.

                        "Basic Rent" shall mean Basic Rent as defined in Paragraph 6.

                        "Basic Rent Payment Dates" shall mean the Basic Rent Payment Dates as defined in Paragraph 6.

                        "Carey Entity" shall mean any Person set forth in subparagraphs (ii) through (iv) of Paragraph 30.

                        "Casualty" shall mean any loss of or damage to any property (including the Leased Premises) included within or related to the Leased Premises or arising from the Adjoining Property.

                        "City" shall mean the City of Birmingham, Alabama.

                        "Commencement Date" shall mean Commencement Date as defined in Paragraph 5.

                        "Condemnation" shall mean a Taking and/or a Requisition.

                        "Condemnation Notice" shall mean notice or knowledge of the institution of or intention to institute any proceeding for Condemnation.

                        "Costs" of a Person or associated with a specified transaction shall mean all reasonable out-of-pocket costs and expenses incurred by such Person or associated with such transaction, including without limitation attorneys' fees and expenses, court costs, brokerage fees, escrow fees, title insurance premiums, recording fees and transfer taxes, as the circumstances require.

                        "Covenants" shall mean the covenants and agreements described on Exhibit "A" to the Guaranty.

                        "CPI" shall mean CPI as defined in Exhibit "D" hereto.

                        "Default Termination Amount" shall mean the Default Termination Amount as defined in Paragraph 23(a)(iii).

                        "Default Rate" shall mean the Default Rate as defined in Paragraph 7(a)(iv).

                        "Easement Agreement" shall mean any conditions, covenants, restrictions, easements, declarations, licenses and other agreements listed as Permitted Encumbrances or as may (if consented to by Tenant) hereafter affect the Leased Premises.

                        "Environmental Law" shall mean (i) whenever enacted or promulgated, any applicable federal, state, foreign and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (x) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (y) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of Hazardous Substances, Hazardous Conditions or Hazardous Activities, in each case as amended and as now or hereafter in effect, and
(ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations or injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal
Clean Air Act, the federal Clean Water Act, the federal Resources Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments to
RCRA), the federal Solid Waste Disposal Act, the federal Toxic Substance Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, the federal National Environmental Policy Act and the federal Hazardous Materials Transportation Act, each as amended and as now or hereafter in effect and any similar state or local Law.

                        "Environmental Violation" shall mean (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting (arising due to any act or omission occurring prior to expiration or termination of this Lease) of any Hazardous Substance at, upon, under, onto or within the Leased Premises, or from the Leased Premises to the environment, in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which would reasonably be expected to result in any liability to Landlord, Tenant, Lender, any Federal, state or local government or any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any deposit, storage, dumping, placement or use (arising due to any act or omission occurring prior to expiration or termination of this Lease) of any Hazardous Substance at, upon, under or within the Leased Premises in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which would reasonably be expected to result in any liability to any Federal, state or local government or to any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding at any time prior to expiration or termination of the Term of any barrels, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws, (d) any activity, occurrence or condition (arising due to any act or omission occurring prior to expiration or termination of this Lease) which would reasonably be expected to result in any liability, cost or expense to Landlord or Lender or any other owner or occupier of the Leased Premises, or which could reasonably be expected to result in a creation of a lien on the Leased Premises under any Environmental Law, or (e) any violation of or noncompliance with any Environmental Law (arising due to any act or omission occurring prior to expiration or termination of this Lease).

                        "Equipment" shall mean the Equipment as defined in Paragraph 1.

                        "Expiration Date" shall mean the Expiration Date as defined in Paragraph 5(a).

                        "Event of Default" shall mean an Event of Default as defined in Paragraph 22(a).

                        "Fair Market Value" shall mean the fair market value of the Leased Premises as of the Relevant Date as affected and encumbered by this Lease. For all purposes of this Lease, Fair Market Value shall be determined in accordance with the procedure specified in Paragraph 29. Fair Market Value shall in no event be less than the Acquisition Cost.

                        "Fair Market Value Date" shall mean the date when the Fair Market Value is determined in accordance with Paragraph 29 following a Casualty, Condemnation or Event of Default, as applicable.

                        "Federal Funds" shall mean federal or other immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.

                        "Guarantor" shall mean Hibbett Sporting Goods, Inc., an Alabama corporation.

                        "Guaranty" shall mean the Guaranty and Suretyship Agreement dated the date hereof from Guarantor to Landlord, as the same hereafter be amended with Landlord's consent.

                        "Hazardous Activity" means any activity, process, procedure or undertaking which directly or indirectly (i) procures, generates or creates any Hazardous Substance; (ii) causes or results in (or threatens to cause or result in) the release, seepage, spill, leak, flow, discharge or emission of any Hazardous Substance into the environment (including the air, ground water, watercourses or water systems), (iii) involves the containment or storage of any Hazardous Substance; or (iv) would cause the Leased Premises or any portion thereof to become a hazardous waste treatment, recycling, reclamation, processing, storage or disposal facility within the meaning of any Environmental Law.

                        "Hazardous Condition" means any condition which would support any claim or liability under any Environmental Law, including the presence of underground storage tanks.

                        "Hazardous Substance" means (i) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety or (ii) any substance supporting a claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law. Hazardous Substances include, without limitation, any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead and polychlorinated biphenyl's.

                        "Impositions" shall mean the Impositions as defined in Paragraph 9(a).

                        "Improvements" shall mean the Improvements as defined in Paragraph 1.

                        "Indemnitee" shall mean an Indemnitee as defined in Paragraph 15.

                        "Insurance Requirements" shall mean the requirements of all insurance policies required to be maintained in accordance with this Lease.

                        "Land" shall mean the Land as defined in Paragraph 1.

                        "Law" shall mean any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.

                        "Lease" shall mean this Lease Agreement.


                        "Lease Year" shall mean, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term.

                        "Leased Premises" shall mean the Leased Premises as defined in Paragraph 1.

                        "Legal Requirements" shall mean the requirements of all present and future Laws (including but not limited to Environmental Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals) and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant or to any of the Leased Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Leased Premises, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Leased Premises.

                        "Lender" shall mean any person or entity (and their respective successors and assigns) which may, after the date hereof, make a Loan to Landlord or is the holder of any Note.

                        "Loan" shall mean any loan made by one or more Lenders to Landlord, which loan is secured by a Mortgage and an Assignment and evidenced by a Note. For purposes of this Lease, if at any time there is more than one Loan then "Loan" shall mean the Loan secured by a Mortgage having the most senior lien priority.

                     "Major Alterations" shall have the meaning assigned to such term in paragraph 36 of this Agreement.

                        "Monetary Obligations" shall mean Rent and all other sums payable by Tenant under this Lease to Landlord, to any third party on behalf of Landlord or to any Indemnitee.

                        "Mortgage" shall mean any mortgage or deed of trust from Landlord to a Lender which (a) encumbers any of the Leased Premises and
(b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

                        "Net Award" shall mean (a) the entire award payable to Landlord or Lender by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise with respect to the fee interest in the Leased Premises not reduced by any award for the leasehold estate, or (b) the entire proceeds of any insurance required under clauses (i), (ii) (to the extent payable to Landlord or Lender), (iv), (v) or (vi) of Paragraph 16(a), as the case may be, less any expenses incurred by Landlord and Lender in collecting such award or proceeds.

                        "Note" shall mean any promissory note evidencing Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

                        "Partial Casualty" shall mean any Casualty which does not constitute a Termination Event.


                        "Partial Condemnation" shall mean any Condemnation which does not constitute a Termination Event.

                        "Permitted Encumbrances" shall mean those covenants, restrictions, reservations, liens, conditions and easements and other encumbrances, other than any Mortgage or Assignment, listed on Exhibit "C" hereto (but such listing shall not be deemed to revive any such encumbrances that have expired or terminated or are otherwise invalid or unenforceable).

                        "Permitted Transfer" shall mean a Permitted Transfer as defined in Exhibit A to the Guaranty.

                        "Person" shall mean an individual, partnership, association, corporation or other entity.

                        "Prepayment Premium" shall mean any payment (other than a payment of principal and/or interest which Landlord is required to make under a Note or a Mortgage) by reason of any prepayment by Landlord of any principal due under a Note or Mortgage, and which may be (in lieu of such prepayment premium or prepayment penalty) a "make whole" clause requiring a prepayment premium in an amount sufficient to compensate the Lender for the loss of the benefit of the Loan due to a prepayment. Upon request of Tenant, Landlord will provide to Tenant documentation setting forth the Prepayment Premium calculation.

                        "Present Value" of any amount shall mean such amount discounted to present value at a rate per annum equal to 9%.

                        "Prime Rate" shall mean the annual interest rate as published, from time to time, in the Wall Street Journal as the "Prime Rate" in its column entitled "Money Rate". The Prime Rate may not be the lowest rate of interest charged by any "large U.S. money center commercial banks" and Landlord makes no representations or warranties to that effect. In the event the Wall Street Journal ceases publication or ceases to publish the "Prime Rate" as described above, the Prime Rate shall be the average per annum discount rate (the "Discount Rate") on ninety-one (91) day bills ("Treasury Bills") issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.

                        "Purchase Agreement" shall mean the Purchase Agreement dated the date hereof between Landlord and Guarantor, as the same may hereafter be amended with Landlord's written consent.

                        "Relevant Amount" shall mean the Termination Amount or the Default Termination Amount, as the case may be.

                        "Relevant Date" shall mean (a) the date immediately prior to the date on which the applicable Condemnation Notice is received, in the event of a Termination Notice under Paragraph 18 which is occasioned by a Taking, (b) the date immediately prior to the date on which the applicable Casualty occurs, in the event of a Termination Notice under Paragraph 18 which is occasioned by a Casualty, (c) the date when Fair Market Value is redetermined, in the event of a redetermination of Fair Market Value pursuant to Paragraph 20(c), or (d) the date immediately prior to the Event of Default giving rise to the need to determine Fair Market Value in the event Landlord provides Tenant with notice of its intention to require Tenant to make a termination offer under Paragraph 23(a)(iii).

                        "Remaining Sum" shall mean Remaining Sum as defined in Paragraph 19(c).

                        "Renewal Date" shall mean the Renewal Date as defined in Paragraph 5(b).

                        "Rent" shall mean, collectively, Basic Rent and Additional Rent.

                        "Requisition" shall mean any temporary requisition or confiscation of the use or occupancy of any of the Leased Premises by any governmental authority, civil or military, whether pursuant to an agreement with such governmental authority in settlement of or under threat of any such requisition or confiscation, or otherwise.

                        "Retention Date" shall mean the later of the date on which the amount of the Remaining Sum is finally determined or the date on which Landlord's right to the Remaining Sum is finally determined.

                     "Sale Contract" shall have the meaning assigned to such term in Paragraph 35.

                        "Site Assessment" shall mean a Site Assessment as defined in Paragraph 10(c).

                        "State" shall mean the State of Alabama.

                        "Surviving Obligations" shall mean any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.

                        "Taking" shall mean (a) any taking or damaging of all or a portion of any of the Leased Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (iii) by any other means, or (b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Leased Premises.

                        "Term" shall mean the Term as defined in Paragraph 5.

                        "Termination Amount" shall mean the greater of (a) Fair Market Value or (b) the sum of the Acquisition Cost and any Prepayment Premium which Landlord will be required to pay in prepaying any Loan with proceeds of the Termination Amount.

                        "Termination Date" shall mean Termination Date as defined in Paragraph 18(b).

                        "Termination Event" shall mean a Termination Event as defined in Paragraph 18(a).

                        "Termination Notice" shall mean Termination Notice as defined in Paragraph 18(a).

                     "Third Party Purchaser" shall have the meaning assigned to such term in Paragraph 21(f).

                     "Transfer Agreement" shall mean the Agreement dated as of the date hereof among Landlord, Tenant, the City and Lawyers Title Insurance Corporation.

                  3.    Title and Condition.

                        (a) The Leased Premises are demised and let subject to (i) the rights of any Persons in possession of the Leased Premises, (ii) the existing state of title of any of the Leased Premises, including any Permitted Encumbrances, (iii) any state of facts which an accurate survey or physical inspection of the Leased Premises might show, (iv) all Legal Requirements, including any existing violation of any thereof, and (v) the condition of the Leased Premises as of the commencement of the Term, without representation or warranty by Landlord. Tenant acknowledges that Landlord presently owns only an equitable or beneficial interest in the Leased Premises a more particularly described in the Transfer Agreement.

                        (b) Tenant acknowledges that the Leased Premises is in good condition and repair at the inception of this Lease. LANDLORD LEASES AND TENANT TAKES THE LEASED PREMISES AS IS. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD'S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY (xiv) OPERATION (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, HAZARDOUS CONDITION OR HAZARDOUS ACTIVITY OR (xvi) COMPLIANCE OF THE LEASED PREMISES WITH ANY LAW OR LEGAL REQUIREMENT; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES IS OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE LEASED PREMISES HAS BEEN INSPECTED BY TENANT AND IS SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE LEASED PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS PARAGRAPH 3(b) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.

                        (c) Tenant represents to Landlord that Tenant has examined the title to the Leased Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory for the purposes contemplated hereby. Tenant acknowledges that (i) equitable title to the Leased Premises is in Landlord as described in the Transfer Agreement and that Tenant has only the leasehold right of possession and use of Landlord's interest in the Leased Premises as provided herein, (ii) the Improvements conform to all material Legal Requirements and all Insurance Requirements,
(iii) all easements necessary or appropriate for the use or operation of the Leased Premises have been obtained, (iv) all contractors and subcontractors who have performed work on or supplied materials to the Leased Premises have been fully paid, and all materials and supplies have been fully paid for, except as set forth in the Seller/Lessee's Certificate from Tenant to Landlord dated the date hereof, (v) the Improvements have been fully completed in all material respects in a workmanlike manner of first class quality, and (vi) all Equipment necessary or appropriate for the use or operation of the Leased Premises has been installed and is presently fully operative in all material respects.

                        (d) Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, all warranties, guaranties, indemnities and similar rights which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises.
Such assignment shall remain in effect until an Event of Default occurs or until the expiration or earlier termination of this Lease, whereupon such assignment shall cease and all of said warranties, guaranties, indemnities and other rights shall automatically revert to Landlord (it being understood, however, that if the Lease terminates as a result of the purchase of the Leased Premises by Tenant, such assignment shall remain in effect and all of said warranties, guaranties, indemnities and other rights shall remain with Tenant).

                        (e) Tenant covenants that it will not interfere with any rights of Landlord under the Transfer Agreement and will not take any action which would cause the City to fail to convey the Leased Premises to Landlord.
                  4.    Use of Leased Premises; Quiet Enjoyment.

                        (a) Tenant may occupy and use the Leased Premises for a distribution center and office facilities and for no other purpose unless consented to by Landlord, which consent shall not be unreasonably withheld so long as the primary use of the Leased Premises is not a hotel, restaurant, health care facility, heavy manufacturing facility, or a facility used to store Hazardous Substances. Tenant shall not use or occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner which would (i) violate any Law or Legal Requirement, (ii) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it difficult or impossible to obtain any such insurance at commercially reasonable rates,
(iii) cause structural injury to any of the Improvements or (iv) constitute a public or private nuisance or waste.

                        (b) Subject to the provisions hereof, so long as no Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord provided that Landlord or its agents may enter upon and examine any of the Leased Premises at such reasonable times and intervals as Landlord may select and upon reasonable notice to Tenant (except in the case of an emergency, in which no notice shall be required) for the purpose of inspecting the Leased Premises, verifying compliance or non-compliance by Tenant with its obligations hereunder and the existence or non-existence of an Event of Default or event which with the passage of time and/or notice would constitute an Event of Default, showing the Leased Premises to prospective Lenders and purchasers and taking such other action with respect to the Leased Premises as is permitted by any provision hereof, subject to Paragraph 37(j).

                  5.    Term.

                        (a) Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term (such term, as extended or renewed in accordance with the provisions hereof, being called the "Term") commencing on the date hereof (the "Commencement Date") and ending on the last day of the 180th calendar month next following the date hereof (the "Expiration Date").

                        (b) Provided that if, on or prior to the Expiration Date or any other Renewal Date (as hereinafter defined) this Lease shall not have been terminated pursuant to any provision hereof, then on the Expiration Date and on the fifth (5th) and tenth (10th) anniversaries of the Expiration Date (the Expiration Date and each such anniversary being a "Renewal Date"), the Term shall be deemed to have been automatically extended for an additional period of five (5) years, unless Tenant shall notify Landlord in writing in recordable form at least nine (9) months prior to the next Renewal Date that Tenant is terminating this Lease as of the next Renewal Date. Any such extension of the Term shall be subject to all of the provisions of this Lease, as the same may be amended, supplemented or modified.

                        (c) If Tenant exercises its option not to extend or further extend the Term, or if an Event of Default occurs and is continuing, then Landlord shall have the right during the remainder of the Term then in effect and, in any event, Landlord shall have the right during the last year of the Term, to (i) advertise the availability of the Leased Premises for sale or reletting and to erect upon the Leased Premises signs indicating such availability and (ii) show the Leased Premises to prospective purchasers or tenants or their agents at such reasonable times and upon reasonable notice to Tenant as Landlord may select, subject to Paragraph 37(j).

                  6. Basic Rent. Tenant shall pay to Landlord, as annual rent for the Leased Premises during the Term, the amounts determined in accordance with Exhibit "D" hereto ("Basic Rent"). Basic Rent shall be payable in quarterly installments, in advance commencing on April 1, 1996 and continuing on each July 1, October 1, January 1 and April 1 thereafter (each such day being a "Basic Rent Payment Date"), except that Basic Rent for the period between the date hereof and April 1, 1996 shall be prorated and paid in advance on the date hereof. Each such rental payment shall be made, at Landlord's sole discretion, (a) to Landlord at its address set forth above and/or to such one or more other Persons (not more than two), at such addresses and in such proportions as Landlord may direct by fifteen (15) days' prior written notice to Tenant (in which event Tenant shall give Landlord notice of each such payment concurrent with the making thereof), and (b) by a check hand delivered at least five (5) business days before or mailed at least ten (10) days before the applicable Basic Rent Payment Date, or in Federal Funds.

                  7.    Additional Rent.

                        (a) Tenant shall pay and discharge, as additional rent (collectively, "Additional Rent"):

                              (i)   except as otherwise specifically provided
herein, all Costs of Tenant, Landlord and any Carey Entity which are incurred in connection or associated with (A) the ownership, use, non-use, occupancy, possession, operation, condition, design, construction, maintenance, alteration, repair or restoration of any of the Leased Premises, (B) the performance of any of Tenant's obligations under this Lease, (C) any sale or other transfer of any of the Leased Premises to Tenant under this Lease, (D) any Condemnation proceedings, (E) the adjustment, settlement or compromise of any insurance claims involving or arising from any of the Leased Premises, (F) the prosecution, defense or settlement of any litigation involving or arising from any of the Leased Premises, this Lease, or the sale of the Leased Premises to Landlord, (G) the exercise or enforcement by Landlord, its successors and assigns, of any of its rights under this Lease, (H) any amendment to or modification or termination of this Lease made at the request of Tenant, (I) Costs of Landlord's counsel and reasonable internal Costs of Landlord incurred in connection with any act undertaken by Landlord (or its counsel) at the request of Tenant, or incurred in connection with any act of Landlord performed on behalf of Tenant during continuance of an Event of Default, or incurred by Landlord (or its counsel) pursuant to the Transfer Agreement and (J) any other items specifically required to be paid by Tenant under this Lease;

                            (ii)    after the date all or any portion of any
installment of Basic Rent is due and not paid, an amount equal to five percent (5%) of the amount of such unpaid installment or portion thereof, but Landlord shall not impose such late charge unless Basic Rent has not been paid within five days when due at least three times during the Lease term;

                           (iii)    a sum equal to any additional sums
(including any late charge, default penalties, interest and fees of Lender's counsel but excluding any principal of a Loan) which are payable by Landlord to any Lender under any Note by reason of Tenant's late payment or non-payment of Basic Rent or by reason of an Event of Default; and

                            (iv)    interest at the rate (the "Default Rate")
of five percent (5%) over the Prime Rate per annum on the following sums until paid in full: (A) all overdue installments of Basic Rent from the respective due dates thereof, (B) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant, from the date of payment thereof by Landlord, and (C) all other overdue amounts of Additional Rent, within 5 days following written demand from Landlord to Tenant for payment of such amount.

                        (b)   Tenant shall pay and discharge (i) any
Additional Rent referred to in Paragraph 7(a)(i) when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within five (5) business days after receipt by Tenant of Landlord's written demand for payment thereof, and (ii) any other Additional Rent, within five (5) days after receipt by Tenant of Landlord's written demand for payment thereof.

                        (c) In no event shall amounts payable under Paragraph 7(a)(ii), (iii) and (iv) exceed the maximum amount permitted by applicable Law.

                        (d) Notwithstanding the foregoing, Tenant shall not be responsible for payment of any Costs of Landlord or any Carey Entity which result from acts of Landlord or any Carey Entity constituting gross negligence, willful misconduct or Landlord's breach of this Lease.

                  8.    Net Lease; Non-Terminability.

                        (a) This is a net lease and all Monetary Obligations shall be paid without notice or demand and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense (collectively, a "Set-Off").

                        (b) Except as otherwise expressly provided herein, this Lease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason, including the following:
(i) any damage to or theft, loss or destruction of any of the Leased Premises,
(ii) any Condemnation, (iii) Tenant's acquisition of ownership of any of the Leased Premises other than pursuant to an express provision of this Lease,
(iv) any default on the part of Landlord hereunder or under any Note, Mortgage, Assignment or any other agreement, (v) any latent or other defect in any of the Leased Premises, (vi) the breach of any warranty of any seller or manufacturer of any of the Equipment, (vii) any violation of any provision of this Lease by Landlord, (viii) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution or winding-up of, or other proceeding affecting Landlord, (ix) the exercise of any remedy, including foreclosure, under any Mortgage or Assignment, (x) any action with respect to this Lease (including the disaffirmance hereof) which may be taken by Landlord, any trustee, receiver or liquidator of Landlord or any court under the Federal Bankruptcy Code or otherwise, (xi) any interference with Tenant's use of the Leased Premises, (xii) market or economic changes or (xiii) any other cause, whether similar or dissimilar to the foregoing, any present or future Law to the contrary notwithstanding. Nothing herein shall, however, prevent Tenant from seeking injunctive relief or damages against Landlord if Landlord breaches its obligations under Paragraph 4(b).

                        (c) The obligations of Tenant hereunder shall be separate and independent covenants and agreements, all Monetary Obligations shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. The obligation to pay Rent or amounts equal thereto shall not be affected by any collection of rents by any governmental body pursuant to a tax lien or otherwise resulting from Tenant's failure to pay any Imposition, even though such obligation results in a double payment of Rent. All Rent payable by Tenant hereunder shall constitute "rent" for all purposes (including Section 502(b)(6) of the Bankruptcy Code).

                        (d) Except as otherwise expressly provided herein, Tenant shall have no right and hereby waives all rights which it may have under any Law (to the extent permitted by applicable law) (i) to quit, terminate or surrender this Lease or any of the Leased Premises, or (ii) to any Set-Off of any Monetary Obligations.

                  9.    Payment of Impositions.

                        (a) Tenant shall, before interest or penalties are due thereon, pay and discharge all taxes (including real and personal property, franchise, sales, use or rent taxes), all charges for any easement or agreement maintained for the benefit of any of the Leased Premises, all assessments and levies, all permit, inspection and license fees, all rents and charges for water, sewer, utility and communication services relating to the any of Leased Premises, all ground rents and all other public charges whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed against (i) Tenant, (ii) Tenant's leasehold interest in the Leased Premises, (iii) any of the Leased Premises, (iv) Landlord as a result of or arising in respect of the acquisition, ownership, occupancy, leasing, use, possession or sale of any of the Leased Premises, any activity conducted on any of the Leased Premises, or the Rent, or (v) any Lender by reason of any Note, Mortgage, Assignment or other document evidencing or securing a Loan and which (as to this clause (v)) Landlord has agreed to pay (collectively, the "Impositions"); provided, that nothing herein shall obligate Tenant to pay (A) income, excess profits or other taxes of Landlord (or Lender) which are determined on the basis of Landlord's (or Lender's) net income or net worth (unless such taxes are in lieu of or a substitute for any other tax, assessment or other charge upon or with respect to the Leased Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge), (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord, or (C) any tax imposed on Landlord in connection with the sale of the Leased Premises to any Person (excluding transfer or recording taxes payable in connection with a sale to Tenant of the Leased Premises, which taxes shall be paid by Tenant). If any Imposition may be paid in installments without interest or penalty, Tenant shall have the option to pay such Imposition in installments; in such event, Tenant shall be liable only for those installments which accrue or become due and payable during the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Tenant shall deliver to Landlord (1) copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority within ten (10) days after Tenant's receipt thereof, (2) receipts for payment of all taxes required to be paid by Tenant hereunder within thirty
(30) days after the due date thereof and (3) receipts for payment of all other Impositions within ten (10) days after Landlord's request therefor.

                  Notwithstanding any provision herein to the contrary, the Tenant shall be entitled to the benefits of all tax abatements and other incentives available with respect to the Leased Premises, and the Landlord agrees to cooperate with the Tenant, at Tenant's expense, in connection with any filing, report, application or similar action taken by Tenant related thereto.

                        (b) Landlord shall have the right at any time (but only if a Lender so requires or if an Event of Default has occurred and is continuing) to require Tenant to pay to Landlord an additional monthly sum (each an "Escrow Payment") sufficient to pay the Escrow Charges (as hereinafter defined) as they become due. As used herein, "Escrow Charges" shall mean real estate taxes on the Leased Premises or payments in lieu thereof and premiums on any insurance required by this Lease. Landlord shall determine the amount of the Escrow Charges and of each Escrow Payment. As long as the Escrow Payments are being held by Landlord the Escrow Payments shall not be commingled with other funds of Landlord or other Persons and interest thereon shall accrue for the benefit of Tenant from the date such monies are received and invested until the date such monies are disbursed to pay Escrow Charges. Landlord shall apply the Escrow Payments to the payment of the Escrow Charges in such order or priority as Landlord shall determine or as required by law. If at any time the Escrow Payments theretofore paid to Landlord shall be insufficient for the payment of the Escrow Charges, Tenant, within ten (10) days after Landlord's demand therefor, shall pay the amount of the deficiency to Landlord.

                  10. Compliance with Laws and Easement Agreements; Environmental Matters.

                        (a) Tenant shall, at its expense, comply with and conform to, and cause any other Person occupying any part of the Leased Premises to comply with and conform to, all Insurance Requirements and Legal Requirements (including all applicable Environmental Laws). Subject to Paragraph 10(g), Tenant shall not at any time (i) cause, permit or suffer to occur any Environmental Violation or (ii) permit any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation.

                        (b) Tenant, at its sole cost and expense, will at all times promptly and faithfully abide by, discharge and perform all of the covenants, conditions and agreements contained in any Easement Agreement on the part of Landlord or the occupier to be kept and performed thereunder. Tenant will not alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement without, in each case, the prior written consent of Landlord.

                        (c) Not more frequently then once every year and at any other time that, in the opinion of Landlord or Lender, a reasonable basis exists to believe that an Environmental Violation exists, and upon prior written notice from Landlord, Tenant shall permit such persons as Landlord may designate ("Site Reviewers") to visit the Leased Premises and perform, as agents of Tenant, environmental site investigations and assessments ("Site Assessments") on the Leased Premises for the purpose of determining whether there exists on the Leased Premises any Environmental Violation or any condition which is reasonably likely to result in any Environmental Violation. Such Site Assessments may include both above and below the ground testing for Environmental Violations and such other tests as may be necessary, in the opinion of the Site Reviewers, to conduct the Site Assessments. Tenant shall supply to the Site Reviewers such available or existing historical and operational information regarding the Leased Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. The cost of performing and reporting any Site Assessments shall be paid by Tenant (a) once every three years, or (b) not more than once per year if a Lender so requests, or (c) if the Site Assessment discloses an Environmental Violation or any condition which is reasonably likely to result in an Environmental Violation.

                        (d) If an Environmental Violation occurs or is found to exist and, in Landlord's reasonable judgment, the cost of remediation of the same is likely to exceed $150,000, Tenant shall provide to Landlord, within ten (10) days after Landlord's request therefor, adequate financial assurances that Tenant will effect such remediation in accordance with applicable Environmental Laws. Such financial assurances shall be a bond or letter of credit reasonably satisfactory to Landlord in form and substance and in an amount equal to or greater than Landlord's reasonable estimate, based upon a Site Assessment performed pursuant to Paragraph 10(c), of the anticipated cost of such remedial action.

                        (e) Notwithstanding any other provision of this Lease, if an Environmental Violation occurs or is found to exist and the Term would otherwise terminate or expire, and Landlord is unable to sell or lease the Leased Premises due solely to such Environmental Violation, then, at the option of Landlord, the Term shall be automatically extended beyond the date of termination or expiration and this Lease shall remain in full force and effect beyond such date until the earlier to occur of (i) the completion of all remedial action in accordance with applicable Environmental Laws or (ii) the date specified in a written notice from Landlord to Tenant terminating this Lease.

                        (f) If, after being requested to do so, Tenant fails to make diligent efforts to correct, or to contest as provided in Section 10(g) below, any Environmental Violation which occurs or is found to exist, Landlord shall have the right (but no obligation) to take any and all actions as Landlord shall deem reasonably necessary or advisable in order to cure such Environmental Violation. In exercising any such rights, Landlord shall use reasonable efforts to minimize interference with the Tenant's or any subtenant's business.

                        (g) Tenant shall notify Landlord within 5 business days after becoming aware of any Environmental Violation (or alleged Environmental Violation) or noncompliance with any of the covenants contained in this Paragraph 10 and shall forward to Landlord within 5 business days following receipt thereof copies of all orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance.

                        (h) All future leases, subleases or concession agreements relating to the Leased Premises entered into by Tenant shall contain covenants of the other party with respect to Environmental matters similar to those herein, including a covenant to not at any time cause any Environmental Violation to occur.

                  11.   Liens; Recording.

                        (a) Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly discharge or remove any lien, levy or encumbrance on any of the Leased Premises or on any Rent or any other sums payable by Tenant under this Lease, other than any Mortgage or Assignment, the Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by or resulting solely from any act or omission of Landlord. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS' OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO ANY OF THE LEASED PREMISES. LANDLORD MAY AT ANY TIME, AND AT LANDLORD'S REQUEST TENANT SHALL PROMPTLY, POST ANY NOTICES ON THE LEASED PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD.

                        (b) Tenant shall execute, deliver and record, file or register (collectively, "record") all such instruments as may be required or permitted by any present or future Law in order to evidence the respective interests of Landlord and Tenant in the Leased Premises, and shall cause a memorandum of this Lease (or, if such a memorandum cannot be recorded, this Lease), and any supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Lease.

                  12.   Maintenance and Repair.

                        (a) Tenant shall at all times maintain the Leased Premises in as good condition, repair and appearance as they are in on the date hereof and fit to be used for their intended use in accordance with the better of the practices generally recognized as then acceptable by other companies in its industry or observed by Tenant with respect to the other real properties owned or operated by it, except for ordinary wear and tear and, in the case of the Equipment, in as good mechanical condition as it was on the later of the date hereof or the date of its installation, except for ordinary wear and tear. Tenant shall take every other action reasonably necessary or appropriate for the preservation and safety of the Leased Premises. Tenant shall promptly make all Alterations of every kind and nature, whether foreseen or unforeseen, which may be required to comply with the foregoing requirements of this Paragraph 12(a). Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain any of the Leased Premises in any way, and Tenant hereby expressly waives (to the extent permitted by applicable law) any right which may be provided for in any Law now or hereafter in effect to make Alterations at the expense of Landlord or to require Landlord to make Alterations. Any Alteration made by Tenant pursuant to this Paragraph 12 shall be made in conformity with the provisions of Paragraph 13.

                        (b)   If any Improvement, now or hereafter
constructed, shall (i) encroach upon any setback or any property, street or right-of-way adjoining the Leased Premises, (ii) violate the provisions of any restrictive covenant affecting the Leased Premises, (iii) hinder or obstruct any easement or right-of-way to which any of the Leased Premises is subject or
(iv) impair the rights of others in, to or under any of the foregoing, Tenant shall, promptly after receiving notice or otherwise acquiring knowledge thereof, either (A) obtain from all necessary parties waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such action as shall be necessary to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations.

                  13.   Alterations and Improvements.

                        (a) Tenant shall have the right, without having obtained the prior written consent of Landlord and Lender, to make (i) Alterations or a series of related Alterations that, as to any such Alterations or series of related Alterations, do not cost in excess of $100,000 in the aggregate, and (ii) to install Equipment in the Improvements or accessions to the Equipment, so long as at the time of construction or installation of any such Equipment or Alterations no Event of Default exists and the value and utility of the Leased Premises is not diminished thereby.
If the cost of any Alterations, or series of related Alterations, is in excess of $100,000, or if an Equipment is installed other than in the manner in clause (ii) of the immediately preceding sentence, the prior written approval of Landlord shall be required, such approval not to be unreasonably withheld, delayed or conditioned. Tenant shall not construct upon the Land any additional free standing buildings without having first obtained the prior written consent of Landlord and Lender. The rights granted to Tenant in this paragraph 13 are in addition to rights of Tenant under Paragraph 36.

                        (b) If Tenant makes any Alterations pursuant to this Paragraph 13 or as required by Paragraph 12 or 17 (such Alterations and actions being hereinafter collectively referred to as "Work"), whether or not Landlord's consent is required, then (i) the market value of the Leased Premises shall not be lessened by any such Work or its usefulness impaired,
(ii) all such Work shall be performed by Tenant in a good and workmanlike manner, (iii) all such Work shall be expeditiously completed in compliance with all Legal Requirements, (iv) all such Work shall comply with the Insurance Requirements, (v) if any such Work involves the replacement of Equipment or parts thereto, all replacement Equipment or parts shall have a value and useful life equal to the greater of (A) the value and useful life on the date hereof of the Equipment being replaced or (B) the value and useful life of the Equipment being replaced immediately prior to the occurrence of the event which required its replacement, (vi) Tenant shall promptly discharge or remove all liens filed against any of the Leased Premises arising out of such Work, (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, (viii) all such Work shall be the property of Landlord and shall be subject to this Lease, and Tenant shall execute and deliver to Landlord any document requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein, and (ix) Tenant shall comply, to the extent requested by Landlord or required by this Lease, with the provisions of Paragraph 19(a), whether or not such Work involves restoration of the Leased Premises.

                  14. Permitted Contests. Notwithstanding any other provision of this Lease, Tenant shall not be required to (a) pay any Imposition, (b) discharge or remove any lien referred to in Paragraph 11 or 13 or cure any Environmental Violation, (c) take any action with respect to any encroachment, violation, hindrance, obstruction or impairment referred to in Paragraph 12(b), or (d) comply with any applicable Legal Requirement or Insurance Requirement (such non-compliance with the terms hereof being hereinafter referred to collectively as "Permitted Violations"), so long as no Event of Default then exists and so long as Tenant shall contest, in good faith, the existence, amount or validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord's liability therefor by appropriate proceedings which shall operate during the pendency thereof to prevent or stay (i) the collection of, or other realization upon, the Permitted Violation so contested, (ii) the sale, forfeiture or loss of any of the Leased Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation, (iii) any interference with the use or occupancy of any of the Leased Premises, (iv) any interference with the payment of any Rent,
(v) the cancellation or increase in the rate of any insurance policy or a statement by the carrier that coverage will be denied, (vi) the enforcement or execution of any injunction, order or Legal Requirement with respect to the Permitted Violation, or (vii) any default (beyond any applicable grace or notice period) under any Mortgage or other document securing any Loan relating to such Permitted Violation, or (viii) with respect to the contest of any Environmental Violation, such contest would not allow any continuing discharge, leakage or release of any Hazardous Substance. Tenant shall (if the cost of correcting the Permitted Violation is reasonably expected to exceed $50,000) provide Landlord security which is satisfactory, in Landlord's reasonable judgment, to assure that such Permitted Violation is corrected, including all Costs, interest and penalties that may be incurred or become due in connection therewith. While any proceedings which comply with the requirements of this Paragraph 14 are pending and the required security is held by Landlord, Landlord shall not have the right to correct any Permitted Violation thereby being contested unless Landlord is required by law to correct such Permitted Violation and Tenant's contest does not prevent or stay such requirement as to Landlord. Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion, settlement or compromise, except that Tenant, so long as the conditions of this Paragraph 14 are at all times complied with, has the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all losses, judgments, decrees and Costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord to the risk of any civil or criminal liability.

                  Landlord shall cooperate with Tenant, at Tenant's expense, in connection with the contest of any Permitted Violation, and Landlord shall execute all documentation reasonably necessary in connection therewith.

                  15.   Indemnification.

                        (a) Tenant shall pay, protect, indemnify, defend, save and hold harmless Landlord, Lender and the Carey Entities (each an "Indemnitee") from and against any and all liabilities, losses, damages (including punitive damages), penalties, Costs (including attorneys' fees and costs), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, without regard to the form of action and whether based on strict liability, negligence or any other theory of recovery at law or in equity (each a "Claim"), arising from (i) any matter pertaining to the acquisition, use, non-use, occupancy, operation, condition, design, construction, maintenance, repair or restoration of the Leased Premises, (ii) any casualty in any manner arising from the Leased Premises, whether or not Indemnitee has or should have knowledge or notice of any defect or condition causing or contributing to said casualty, (iii) any Event of Default, any contract or agreement to which Tenant is a party, any Legal Requirement or any Permitted Encumbrance or (iv) any alleged, threatened or actual Environmental Violation, including (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Section 107 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity; provided that this indemnification, defense and hold harmless agreement shall not apply to any Claim to the extent arising out of (x) the acts of any Indemnitee constituting gross negligence, breach of this Lease or willful misconduct or
(y) any Environmental Violation which occurs due to an act or omission of a party other than Tenant arising or occurring after the date of expiration or termination of this Lease.

                        (b) In case any action or proceeding is brought against any Indemnitee by reason of any such claim, (i) Tenant may, except in the event of a conflict of interest or a dispute between Tenant and any such Indemnitee or during the continuance of an Event of Default, retain its own counsel and defend such action (it being understood that Landlord may employ counsel of its choice to monitor the defense of any such action) and (ii) such Indemnitee shall notify Tenant to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to such Indemnitee (or to the insurer in the event of, or to the extent of, an insured Claim), and such Indemnitee will cooperate and assist in the defense of such action or proceeding if reasonably requested so to do by Tenant.

                        (c) The obligations of Tenant under this Paragraph 15 shall survive any rejection in bankruptcy of this Lease or any termination of expiration of this Lease.

                  16.   Insurance.

                        (a) Tenant shall maintain the following insurance on or in connection with the Leased Premises:

                              (i)   Insurance against physical loss or damage
to the Improvements and Equipment as provided under a standard fire and extended coverage property policy including but not limited to flood (if the Leased Premises is in a flood zone) in amounts not less than the actual replacement cost of the Improvements and Equipment. Such policies shall contain replacement cost and agreed amount endorsements and shall contain deductibles not more than $10,000 per occurrence.

                            (ii)    Commercial general liability insurance
against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Leased Premises, in an amount not less than $15,000,000 per occurrence/annual aggregate including but not limited to garagekeepers liability, non-owned and hired automobile liability and all other coverage extensions that are usual and customary for properties of this size and type provided, however, that the Landlord shall have the right to require such higher limits as may be reasonable and customary for properties of this size and type in similar locations.

                           (iii)    Workers' compensation insurance covering
all persons employed by Tenant in connection with any work done on or about any of the Leased Premises for which claims for death, disease or bodily injury may be asserted against Landlord, Tenant or any of the Leased Premises or, in lieu of such Worker's Compensation Insurance, a program of self-insurance complying with the rules, regulations and requirements of the appropriate agency of the State.

                            (iv)    If there is ever a boiler contained on the
Leased Premises, comprehensive boiler and machinery insurance on any of the Equipment or any other equipment on or in the Leased Premises including but not limited to service interruption, expediting expenses, ammonia contamination, hazardous clean-up and comprehensive object definition, in an amount not less than $1,000,000 for damage to property, bodily injury or death resulting from such covered perils as found in a standard comprehensive boiler & machinery policy. Such policies may contain a deductible not in excess of $5,000.

                              (v)   Loss of rents insurance on an actual loss
sustained basis with a period of indemnity not less than one year from the time of loss. Such insurance shall name Landlord and Lender as "loss payee" solely with respect to Rent payable to or for the benefit of Landlord under this Lease.

                            (vi)    During any period in which substantial
Alterations at the Leased Premises are being undertaken, builder's risk insurance covering the total completed value (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction or repair of Improvements or Equipment, and general liability, worker's compensation and automobile liability insurance with respect to the Improvements being constructed, altered or repaired.

                           (vii)    Such other insurance (or other terms with
respect to any insurance required pursuant to this Paragraph 16, including without limitation amounts of coverage, deductibles, form of mortgagee clause) on or in connection with any of the Leased Premises as Landlord or Lender may reasonably require, which at the time is usual and commonly obtained in connection with properties similar in type of building size, use and location to the Leased Premises.

                        (b) The insurance required by Paragraph 16(a) shall be written by companies which have a Best's rating of A:X or above and are admitted in, and approved to write insurance policies by, the State Insurance Department for the State. The insurance policies (i) shall be for such terms as Landlord may reasonably approve and (ii) shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. The insurance referred to in Paragraphs 16(a)(i), 16(a)(iv) and 16(a)(vi) shall name Landlord as the insured owner and sole loss payee (unless Landlord elects to have Lender designated as sole loss payee). The insurance referred to in Paragraph 16(a)(ii) shall name Landlord and Lender as additional insureds, and the insurance referred to in Paragraph 16(a)(v) shall name Landlord as sole loss payee (unless Landlord elects to have Lender designated as sole loss payee). If said insurance or any part thereof shall expire, be withdrawn, become void or voidable for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord.

                        (c)   Each insurance policy referred to in clauses
(i), (iv), (v) and (vi) of Paragraph 16(a) shall contain standard non-contributory mortgagee clauses in favor of and acceptable to Lender. Each policy required by any provision of Paragraph 16(a), except clause (iii) thereof, shall provide that it may not be canceled except after thirty (30) days' prior notice to Landlord and Lender. Each such policy shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of any of the Leased Premises for purposes more hazardous than those permitted by the provisions of such policy, (iii) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of the Mortgage, Note, Assignment or other document evidencing or securing the Loan upon the happening of an event of default therein or (iv) any change in title to or ownership of any of the Leased Premises.

                        (d) Tenant shall pay as they become due all premiums for the insurance required by Paragraph 16(a), shall renew or replace each policy and deliver to Landlord evidence of the payment of the full premium therefor or installment then due at least 30 days prior to the expiration date of such policy, and shall promptly deliver to Landlord duplicate originals of all policies.

                        (e) Anything in this Paragraph 16 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 16(a) may be carried under a "blanket" or umbrella policy or policies covering other properties or liabilities of Tenant, provided that such "blanket" or umbrella policy or policies otherwise comply with the provisions of this Paragraph 16 and provided further that such policies shall provide for a reserved amount thereunder with respect to the Leased Premises so as to assure that the amount of insurance required by this Paragraph 16 will be available notwithstanding any losses with respect to other property covered by such blanket policies. The amount of the total insurance allocated to the Leased Premises, which amount shall be not less than the amounts required pursuant to this Paragraph 16, shall be specified either (i) in each such "blanket" or umbrella policy or (ii) in a written statement, which Tenant shall deliver to Landlord, from the insurer thereunder. The original or a certified copy of each such "blanket" or umbrella policy shall promptly be delivered to Landlord.

                        (f)   Tenant shall promptly comply with and conform to
(i) all provisions of each insurance policy required by this Paragraph 16 and
(ii) all requirements of the insurers thereunder applicable to Landlord, Tenant or any of the Leased Premises or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Leased Premises, even if such compliance necessitates Alterations or results in interference with the use or enjoyment of any of the Leased Premises.

                        (g) Tenant shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in this Paragraph 16 unless (i) Landlord and Lender are included therein as named insureds, with loss payable as provided herein, and (ii) such separate insurance complies with the other provisions of this Paragraph 16. Tenant shall immediately notify Landlord of such separate insurance and shall deliver to Landlord duplicate originals of the policies therefor.

                        (h) All policies shall contain effective waivers by the carrier against all claims for insurance premiums against Landlord and shall contain full waivers of subrogation against the Landlord and Tenant.

                        (i) Each insurer is hereby authorized and directed to make payment under any insurance described in clauses (i), (iv), (v) and
(vi) of Paragraph 16(a), including return of unearned premiums, directly to Landlord or, if required by the Mortgage, to Lender instead of to Landlord and Tenant jointly, and Tenant hereby appoints each of Landlord and Lender as Tenant's attorneys-in-fact to endorse any draft therefor (it being understood, however, that in all cases other than a payment or adjustment under any insurance policy in connection with an insured loss, unearned premiums shall be returned to Tenant).

                  17.   Casualty and Condemnation.

                        (a) If any Casualty to the Leased Premises occurs, Tenant shall give Landlord and Lender immediate notice thereof. So long as no Event of Default exists and is continuing Tenant is hereby authorized (subject to the next sentence) to adjust, collect and compromise all claims under any of the insurance policies required by Paragraph 16(a) (except public liability insurance claims made by Landlord or Lender) and to execute and deliver all necessary proofs of loss, receipts, vouchers and releases required by the insurers and Landlord shall join with Tenant therein if the insurers so require. Any final adjustment, settlement or compromise of any such claim shall be subject to the prior written approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed, and Landlord shall have the right to prosecute or contest, or to require Tenant to prosecute or contest, any such claim, adjustment, settlement or compromise. If an Event of Default exists and is continuing, Tenant shall not be entitled to adjust, collect or compromise any such claim or to participate with Landlord in any adjustment, collection and compromise of the Net Award payable in connection with a Casualty. Tenant agrees to sign, upon the request of Landlord, all such proofs of loss, receipts, vouchers and releases. Each insurer is hereby authorized and directed to make payment under said policies, including return of unearned premiums, directly to Landlord or, if required by the Mortgage, to Lender instead of to Landlord and Tenant jointly, and Tenant hereby appoints each of Landlord and Lender as Tenant's attorneys-in-fact to endorse any draft therefor. The rights of Landlord under this Paragraph 17(a) shall be extended to Lender if and to the extent that any Mortgage so provides.

                        (b)   Tenant, immediately upon receiving a
Condemnation Notice, shall notify Landlord and Lender thereof. So long as no Event of Default exists and is continuing, Tenant is (subject to the next sentence), authorized to collect, settle and compromise the amount of any Net Award and Landlord shall have the right to join with Tenant therein. No agreement with any condemnor in settlement or under threat of any Condemnation shall be made by Tenant without the written consent of Landlord which shall not be unreasonably withheld, conditioned or delayed. If an Event of Default exists and is continuing, Landlord shall be authorized to collect, settle and compromise the amount of any Net Award and Tenant shall not be entitled to participate with Landlord in any Condemnation proceeding or negotiations under threat thereof or to contest the Condemnation or the amount of the Net Award therefor (but upon request of Tenant, Tenant shall receive information from Landlord concerning the status of any such proceeding or negotiations). Subject to the provisions of this Paragraph 17(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant's leasehold interest hereunder; but nothing in this Lease shall impair Tenant's right to any award or payment on account of Tenant's trade fixtures, equipment or other tangible property which is not part of the Equipment, moving expenses or loss of business, if available, to the extent that and so long as (i) Tenant shall have the right to make, and does make, a separate claim therefor against the condemnor and (ii) such claim does not in any way reduce either the amount of the Net Award or the amount of the award (if any) otherwise payable for the Condemnation of Tenant's leasehold interest hereunder. The rights of Landlord under this Paragraph 17(b) shall also be extended to Lender if and to the extent that any Mortgage so provides.

                        (c) If any Partial Casualty (whether or not insured against) or Partial Condemnation shall occur, this Lease shall continue, notwithstanding such event, and there shall be no abatement or reduction of any Monetary Obligations. Promptly after such Partial Casualty or Partial Condemnation, Tenant, as required in Paragraph 12(a), shall commence and diligently continue to restore the Leased Premises as nearly as possible to their value, condition and character immediately prior to such event (assuming the Leased Premises to have been in condition required by this Lease). So long as no Event of Default exists and is continuing, any Net Award up to and including $100,000 shall be paid by Landlord to Tenant and Tenant shall restore the Leased Premises in accordance with the requirements of Paragraph 13(b) of this Lease. Any Net Award in excess of $100,000 shall (unless such Casualty or Condemnation resulting in the Net Award is a Termination Event) be made available by Landlord (or Lender, if required by the terms of any Mortgage) to Tenant for the restoration of any of the Leased Premises pursuant to and in accordance with the provisions of Paragraph 19 hereof. If any Casualty or Condemnation which is not a Partial Casualty or Partial Condemnation shall occur, Tenant shall comply with the terms and conditions of Paragraph 18. So long as Tenant has maintained the insurance required by this Lease and the insurer does not refuse to pay insurance proceeds due to any act or omission of Tenant, Tenant shall not be obligated to commence restoration of the Leased Premises following an insured Casualty unless the Net Award is made available to Landlord, and Landlord makes such Net Award available to Tenant, pursuant to Paragraph 19.

                  18.   Termination Events.

                        (a) If (i) the entire Leased Premises shall be taken by a Taking or (ii) any substantial portion of the Leased Premises shall be taken by a Taking or all or any substantial portion of the Leased Premises shall be damaged or destroyed by a Casualty and, in such case, Tenant certifies and covenants to Landlord that it will forever abandon operations at the Leased Premises as Tenant's primary office and distribution center (each of the events described in the above clauses (i) and (ii) shall hereinafter be referred to as a "Termination Event"), then (x) in the case of (i) above, Tenant shall be obligated, within thirty (30) days after Tenant receives a Condemnation Notice and (y) in the case of (ii) above, Tenant shall have the option, within thirty (30) days after Tenant receives a Condemnation Notice or thirty (30) days after the Casualty, as the case may be, to give to Landlord written notice of the Tenant's option to terminate this Lease (a "Termination Notice") in the form described in Paragraph 18(b).

                        (b) A Termination Notice shall contain (i) notice of Tenant's intention to terminate this Lease on the first Basic Rent Payment Date which occurs on a date selected by Tenant which is at least thirty (30) days, but no more than 180 days, after the Fair Market Value Date (the "Termination Date"), (ii) a binding and irrevocable offer of Tenant to pay to Landlord the Termination Amount on the Termination Date and (iii) if the Termination Event is an event described in Paragraph 18(a)(ii), the certification and covenants described therein and a certified resolution of the Board of Directors of Tenant authorizing the same. Promptly upon the delivery to Landlord of a Termination Notice, Landlord and Tenant shall commence to determine the Fair Market Value in accordance with Paragraph 29 below.

                        (c) If Landlord shall reject such offer to terminate this Lease by written notice to Tenant (a "Rejection"), which Rejection shall contain the written consent of Lender, not later than thirty (30) days following the Fair Market Value Date, then this Lease shall terminate on the Termination Date; provided that, if Tenant has not satisfied all Monetary Obligations and all other obligations and liabilities under this Lease which have arisen on or prior to the Termination Date (collectively, "Remaining Obligations") on the Termination Date, then Landlord may, at its option, extend the date on which this Lease may terminate to a date which is no later than the first Basic Rent Payment Date after the Termination Date on which Tenant has satisfied all Remaining Obligations. Upon such termination (i) all obligations of Tenant hereunder shall terminate except for any Surviving Obligations, (ii) Tenant shall immediately vacate and shall have no further right, title or interest in or to any of the Leased Premises and (iii) the Net Award shall be retained by Landlord. Notwithstanding anything to the contrary hereinabove contained, if Tenant shall have received a Rejection and, on the date when this Lease would otherwise terminate as provided above, Landlord shall not have received the full amount of the Net Award payable by reason of the applicable Termination Event, then the date on which this Lease is to terminate automatically shall be extended to the first Basic Rent Payment Date after the receipt by Landlord of the full amount of the Net Award provided that, if Tenant has not satisfied all Remaining Obligations on such date, then Landlord may, at its option, extend the date on which this Lease may terminate to a date which is no later than the first Basic Rent Payment Date after such date on which Tenant has satisfied all such Remaining Obligations.

                        (d) Unless Tenant shall have received a Rejection not later than the thirtieth (30th) day following the Fair Market Value Date, Landlord shall be conclusively presumed to have accepted such offer. If such offer is accepted by Landlord then, on the Termination Date, Tenant shall pay to Landlord the Termination Amount and all Remaining Obligations and, if requested by Tenant, Landlord shall (i) convey to Tenant or its designee the Leased Premises or the remaining portion thereof, if any, and (ii) pay to or assign to Tenant Landlord's entire interest in and to the Net Award, all in accordance with Paragraph 20.

                  19.   Restoration.

                        (a) In the event of a Casualty or Condemnation described in Paragraph 18(a)(ii) with respect to which Tenant does not deliver to Landlord a Termination Notice, Landlord (or Lender if required by any Mortgage) shall hold any Net Award in excess of $100,000 in a fund (the "Restoration Fund") and shall make the Restoration Fund available for restoration only in accordance with the following conditions:

                              (i)   prior to commencement of restoration, (A)
the architects, contracts, contractors, plans and specifications for the restoration shall have been approved by Landlord, and (B) Landlord and Lender shall be provided with mechanics' lien insurance (if available) and acceptable performance and payment bonds which insure satisfactory completion of and payment for the restoration, are in an amount and form and have a surety acceptable to Landlord, and name Landlord and Lender as additional dual obligees;

                            (ii)    at the time of any disbursement, no Event
of Default shall exist and be continuing and no mechanics' or materialmen's liens shall have been filed against any of the Leased Premises and remain undischarged;

                           (iii)    disbursements shall be made from time to
time in an amount not exceeding the cost of the work completed since the last disbursement, upon receipt of (A) satisfactory evidence, including architects' certificates, of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens, (C) contractors' and subcontractors' disbursement request forms setting forth the completed work and the cost thereof for which payment is requested, (D) a satisfactory bringdown of title insurance and (E) other evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics' and materialmen's lien claims;

                            (iv)    each request for disbursement shall be
accompanied by a certificate of Tenant, signed by the president or a vice president of Tenant, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such work and, upon completion of the work, also stating that the work has been fully completed and complies with the applicable requirements of this Lease;

                              (v)   Landlord may retain ten percent (10%) of
the restoration fund until 50% of the restoration is fully completed, at which time retention shall be reduced to 5%;

                            (vi)    the Restoration Fund shall not be
commingled with Landlord's other funds and shall bear interest at a rate agreed to by Landlord and Tenant; and

                           (vii)    such other reasonable conditions as
Landlord or Lender may impose.

                        (b) Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration work free and clear of all liens, as determined by Landlord, exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, upon demand by Landlord, be paid by Tenant to Landlord to be added to the Restoration Fund (or Tenant shall provide Landlord with a letter of credit in the amount of such excess which can be drawn at any time if Tenant fails to pay such excess costs within 10 days following notice to Tenant or if Tenant fails to renew or replace such letter of credit at least
45 days prior to expiration thereof). An amount equal to any sum so added by Tenant (or any amount drawn under any letter of credit provided by Tenant), plus an amount equal to any unearned premium comprising the Net Award which was deposited into the Restoration Fund, plus the amount of any deductible paid by Tenant into the Restoration fund or for reconstruction costs, which remains in the Restoration Fund upon completion of restoration shall be refunded to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Award shall be deemed to be disbursed prior to any amount added by Tenant.

                        (c) If any sum remains in the Restoration Fund after completion of the restoration and any refund to Tenant pursuant to Paragraph 19(b), such sum (the "Remaining Sum") shall be retained by Landlord (in which event monthly payments of Basic Rent shall be reduced by the quotient obtained by dividing such amount by the number of months remaining in the Term) or, if required by a Note or Mortgage, paid by Landlord to a Lender (in which event payments of Basic Rent shall be reduced at such times and in such amounts as Landlord receives a corresponding reduction in payments due to such Lender).

                  20.   Procedures Upon Purchase.

                        (a) If the Leased Premises is purchased by Tenant pursuant to any provision of this Lease, Landlord need not convey any better title thereto than that which was conveyed to Landlord, and Tenant shall accept such title, subject, however, to the Permitted Encumbrances and to all other liens, exceptions and restrictions on, against or relating to any of the Leased Premises consented to by Tenant and to all applicable Laws, but free of the lien of and security interest created by any Mortgage or Assignment and liens, exceptions and restrictions on, against or relating to the Leased Premises which have been created by or resulted solely from acts of Landlord after the date of this Lease, unless the same are Permitted Encumbrances or customary utility easements benefiting the Leased Premises or were created with the concurrence of Tenant or as a result of a default by Tenant under this Lease.

                        (b) Upon the date fixed for any such purchase of the Leased Premises pursuant to any provision of this Lease (any such date the "Purchase Date"), Tenant shall pay to Landlord, or to any Person to whom Landlord directs payment, the Relevant Amount therefor specified herein, in Federal Funds, less any credit of the Net Award received and retained by Landlord or a Lender allowed against the Relevant Amount, and Landlord shall deliver to Tenant (i) a statutory warranty deed which describes the premises being conveyed and conveys the title thereto as provided in Paragraph 20(a),
(ii) such other instruments as shall be necessary to transfer to Tenant or its designee any other property (or rights to any Net Award not yet received by Landlord or a Lender) then required to be sold by Landlord to Tenant pursuant to this Lease and (iii) any Net Award received by Landlord, not credited to Tenant against the Relevant Amount and required to be delivered by Landlord to Tenant pursuant to this Lease; provided, that if any Monetary Obligations remain outstanding on such date, then Landlord may deduct from the Net Award the amount of such Monetary Obligations; and further provided, that if any event has occurred prior to the Purchase Date which has subjected any Indemnitee to any liability related to environmental matters which Tenant is required to indemnify against pursuant to Paragraph 15 and which is not covered by insurance, then an amount shall be deducted from the Net Award which, in Landlord's reasonable judgment, based upon professional advice, is sufficient to satisfy such liability, which amount shall be deposited in an escrow account with a financial institution reasonably satisfactory to Landlord and Tenant pending resolution of such matter. If on the Purchase
Date any Monetary Obligations remain outstanding and no Net Award is payable to Tenant by Landlord or the amount of such Net Award is less than the amount of the Monetary Obligations, then Tenant shall pay to Landlord on the Purchase Date the amount of such Monetary Obligations. Upon the completion of such purchase, this Lease and all obligations and liabilities of Tenant hereunder shall terminate, except any Surviving Obligations.

                        (c) If the completion of such purchase shall be delayed for more than one year beyond the Applicable Initial Date for reasons other than acts or omissions of Landlord or its agents or employees (x) Rent shall continue to be due and payable until completion of such purchase and (y) at Landlord's sole option, Fair Market Value shall be redetermined and the Relevant Amount payable by Tenant pursuant to the applicable provision of this Lease shall be adjusted to reflect such redetermination.

                        (d) Any prepaid Monetary Obligations paid to Landlord shall be prorated as of the Purchase Date, and the prorated unapplied balance shall be deducted from the Relevant Amount due to Landlord; provided, that no apportionment of any Impositions required to be paid by Tenant under this Lease shall be made upon any such purchase.

                        (e) In connection with any purchase by Tenant under this Lease, Tenant may request Lender to allow Tenant to assume the Loan and Landlord will consent to such assumption so long as Landlord and any Carey Entity are released from all liability under the Loan. Upon any such assumption, Tenant shall pay any assumption fee and the purchase price payable by Tenant shall be credited with the amount of the obligations (principal and interest) under the Loan assumed by Tenant.

                  21. Assignment and Subletting; Prohibition Against Leasehold Financing.

                        (a) Tenant may not assign this Lease, voluntarily or involuntarily, whether by operation of law or otherwise, or sublet any of the Leased Premises at any time to any other Person without the prior written consent of Landlord, which consent, in the event of an assignment, may be withheld by Landlord for any or no reason.

                        Notwithstanding the foregoing, Tenant shall have the right to sublet all or any part of the Leased Premises to Hibbett Sporting Goods, Inc. or any wholly-owned subsidiary of Hibbett without obtaining Landlord's consent so long as a copy of the sublease is forwarded to Landlord within 5 business days prior to execution thereof.

                     If Tenant desires to assign this Lease to a Person and Landlord does not consent to such assignment, then Tenant shall, not less than 60 days prior to the date on which Tenant desires to assign the Lease, provide to Landlord the following information with respect to the proposed assignee:
(a) credit data, including audited income statements and balance sheets for the most recent three years, (b) capital and debt structure, (c) management,
(d) operating history, (e) proposed use of the Leased Premises, and (f) risk factors associated with the proposed use of the Leased Premises by the assignee, taking into account factors such as environmental concerns, product liability and the like. Upon receipt of all of such information, Landlord shall review the information and Landlord agrees not to unreasonably withhold its consent to the assignment of the Lease to the proposed assignee if no Event of Default has occurred and is continuing and if all of the factors above, when taken into consideration, result in a stronger tenant credit after such assignment, there will be no violation of any Covenants (after giving effect to the proposed assignment) and the proposed assignee is any one or more of the following: an entity which at the time of the proposed assignment is the record holder of all or at least 75% of the voting stock of Tenant; an entity which at the time of the proposed assignment is a wholly owned subsidiary of Tenant or Guarantor; or an entity to whom Tenant shall have sold all or substantially all of its assets in connection with a sale of assets which does not otherwise constitute an Event of Default under this Lease.

                        (b) If Tenant assigns all its rights and interest under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, including obligations of Tenant which may have arisen on or prior to the date of such assignment, by a written instrument delivered to Landlord at the time of such assignment. Each sublease of any of the Leased Premises shall be subject and subordinate to the provisions of this Lease. No assignment or sublease made as permitted by this Paragraph 21 shall affect or reduce any of the obligations of Tenant hereunder or of Guarantor under the Guaranty or Purchase Agreement, and all such obligations shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. No assignment or sublease shall impose any additional obligations on Landlord under this Lease.

                        (c) Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease consented to by Landlord or otherwise permitted hereunder, deliver a duplicate original copy thereof to Landlord which, in the event of an assignment, shall be in recordable form.

                        (d) As security for performance of its obligations under this Lease, Tenant hereby collaterally grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases now in existence or hereinafter entered into for any or all of the Leased Premises, any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises, provided, however, that Landlord shall have the absolute right at any time following occurrence of and during the continuance of an Event of Default upon notice to Tenant and any subtenants or at any time to revoke said license and to collect such rents and sums of money and to apply the same to reduction of Monetary Obligations. Tenant shall not (with respect to subleases requiring Landlord's consent) consent to, cause or allow any modification or alteration of any of the terms, conditions or covenants of any of the subleases or the termination thereof, without the prior written approval of Landlord, which consent shall not be unreasonably withheld. Tenant shall not accept any rents under any subleases more than six (6) months in advance of the accrual thereof nor do nor permit anything to be done, the doing of which, nor omit or refrain from doing anything, the omission of which, will or could be a breach of or default in the terms of any of the subleases.

                        (e) Tenant shall not have the power to mortgage, pledge or otherwise encumber its interest under this Lease or any sublease of the Leased Premises, and any such mortgage, pledge or encumbrance made in violation of this Paragraph 21 shall be void.

                        (f) Subject to Paragraph 35, Landlord may sell or transfer the Leased Premises at any time without Tenant's consent to any third party (each a "Third Party Purchaser"). In the event of any such transfer, Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above.

                        (g) Notwithstanding anything in this Paragraph 21 to the contrary, this Lease may be assigned by Tenant without Landlord's written consent (i) to the surviving corporation in connection with a merger or consolidation of Tenant, or (ii) to the purchaser of all or substantially all of the assets of Tenant or Guarantor, in each case only if the merger or sale of assets is a Permitted Transfer. Notwithstanding anything in this Paragraph 21 to the contrary, this Lease may also be assigned without landlord's prior written consent to Guarantor.

                  22.   Events of Default.

                        (a) The occurrence of any one or more of the following (after expiration of any applicable cure period as provided in Paragraph 22(b)) shall, at the sole option of Landlord, constitute an "Event of Default" under this Lease:

                              (i)   a failure by Tenant to make any payment of
any Monetary Obligation when due, regardless of the reason for such failure;

                            (ii)    a failure by Tenant duly to perform and
observe, or a violation or breach of, any other provision hereof not otherwise specifically mentioned in this Paragraph 22(a);

                           (iii)    any representation or warranty made by
Tenant herein or in any certificate, demand or request made pursuant hereto was incorrect in any material respect when made;

                            (iv)    a default continues for 60 days beyond any
applicable cure period or at maturity by Tenant in any payment of principal or interest on any obligations for borrowed money having an outstanding principal balance of $250,000 or more in the aggregate, or in the performance of any other provision contained in any instrument under which any such obligation is created or secured (including the breach of any covenant thereunder), and either (x) such payment is a payment at maturity or a final payment, or (y) the effect of such default is to cause such obligation to become due or accelerated prior to its stated maturity;

                              (v)   a default by Tenant beyond any applicable
cure period in the payment of rent under, or in the performance of any other material provision of, any other lease or leases that have, in the aggregate, rental obligations over the terms thereof of $250,000 or more less any amounts payable from the proceeds of insurance which is not cured within sixty (60) days following the date of entry of judgment against Tenant;

                            (vi)    a final, non-appealable judgment or
judgments for the payment of money in excess of $250,000 in the aggregate (and which is not covered by insurance) shall be rendered against Tenant and the same shall remain undischarged for a period of sixty (60) consecutive days or such longer period for payment set forth in any such judgment;

                           (vii)    the breach of any Covenant shall occur;

                          (viii)    Tenant shall (A) voluntarily be
adjudicated a bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for the Leased Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) make a general assignment for the benefit of creditors, or (E) be unable to pay its debts as they mature;

                            (ix)    a court shall enter an order, judgment or
decree appointing, without the consent of Tenant, a receiver or trustee for it or for any of the Leased Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed sixty (60) days after it is entered;

                              (x)   the Leased Premises shall have been
vacated or abandoned;

                            (xi)    Tenant shall be liquidated or dissolved or
shall begin proceedings towards its liquidation or dissolution;

                           (xii)    the estate or interest of Tenant in any of
the Leased Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within sixty (60) days after it is made;

                          (xiii)    a failure by Tenant to perform or observe,
or a violation or breach of, or a misrepresentation by Tenant under any document between Tenant and Lender, if such failure, violation, breach or misrepresentation gives rise to a default beyond any applicable cure period with respect to any Loan;

                            (xiv)   Tenant shall sell or transfer or enter
into an agreement to sell or transfer all or substantially all of its assets, or Tenant shall merge with or into another entity, or Tenant shall consolidate with another entity, or Guarantor shall cease to own 100% of the voting stock of Tenant, unless in each case such event occurs in connection with a Permitted Transfer; or

                              (xv) a default by Guarantor (beyond any
applicable grace or notice period) shall occur under the Guaranty or Purchase Agreement.

                        (b) No notice or cure period shall be required in any one or more of the following events: (A) the occurrence of an Event of Default under clause (i) (except as otherwise set forth below), (iii), (iv),
(v), (vi), (vii) (viii), (ix), (x), (xi), (xii), (xiii), or (xiv) of Paragraph 22(a); (B) the default consists of a failure to provide any insurance required by Paragraph 16 or an assignment or sublease entered into in violation of Paragraph 21; or (C) the default is such that any delay in the exercise of a remedy by Landlord could reasonably be expected to cause irreparable harm to Landlord. If the default consists of the failure to pay any Monetary Obligation under clause (i) of Paragraph 22(a) other than Basic Rent, the applicable cure period shall be five (5) days from the date on which notice is received by Tenant, but Landlord shall not be obligated to give notice of, or allow any cure period for, any such default more than twice within any Lease Year. If the default consists of a failure to pay Basic Rent, the applicable cure period shall be five (5) days from the date on which notice is received by Tenant, but Landlord shall not be required to give such written notice more than three times during the Term. If the default consists of a default under clause (ii) of Paragraph 22(a), other than the events specified in clauses (B) and (C) of the first sentence of this Paragraph 22(b), the applicable cure period shall be thirty (30) days from the date on which notice is given or, if the default cannot be cured within such thirty (30) day period and delay in the exercise of a remedy would not (in Landlord's reasonable judgment) cause any material adverse harm to Landlord or any of the Leased Premises, the cure period shall be extended for the period required to cure the default (but such cure period, including any extension, shall not in the aggregate exceed 120 days), provided that Tenant shall commence to cure the default within the said thirty-day period and shall actively, diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured.

                        A copy of any notice of an Event of Default required to be given to Tenant under this paragraph 22(b) shall also be given to Guarantor.

                  23.   Remedies and Damages Upon Default.

                        (a) If an Event of Default shall have occurred and is continuing, Landlord shall have the right, at its sole option, then or at any time thereafter, to exercise its remedies and to collect damages from Tenant in accordance with this Paragraph 23, subject in all events to applicable Law, without demand upon or notice to Tenant except as otherwise provided by applicable Law or in Paragraph 22(b) and this Paragraph 23.

                              (i)   Landlord may give Tenant notice of
Landlord's intention to terminate this Lease on a date specified in such notice. Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate. Upon such termination, Tenant shall immediately surrender and deliver possession of the Leased Premises to Landlord in accordance with Paragraph 26. If Tenant does not so surrender and deliver possession of the Leased Premises, Landlord may re-enter and repossess the Leased Premises, with or without legal process, by peaceably entering the Leased Premises and changing locks or by summary proceedings, ejectment or any other lawful means or procedure. Upon or at any time after taking possession of the Leased Premises, Landlord may, by peaceable means or legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such entry or repossession, Landlord may (A) exercise the remedy set forth in and collect the damages permitted by Paragraph 23(a)(iii) or (B) collect the damages set forth in Paragraph 23(b)(i) or 23(b)(ii).

                            (ii)    After repossession of the Leased Premises
pursuant to clause (i) above, Landlord shall have the right to relet any of the Leased Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord in its sole discretion may determine, and collect and receive any rents payable by reason of such reletting. Landlord may make such Alterations in connection with such reletting as it may deem advisable in its reasonable discretion. Notwithstanding any such reletting, Landlord may collect the damages set forth in Paragraph 23(b)(ii).

                           (iii)    Landlord may, upon notice to Tenant,
require Tenant to make an irrevocable offer to terminate this Lease upon payment to Landlord of an amount (the "Default Termination Amount") specified in the next sentence. The "Default Termination Amount" shall be the greatest of (A) the Fair Market Value of the Leased Premises, (B) the sum of the Acquisition Cost and Prepayment Premium which Landlord will be required to pay in prepaying any Loan with proceeds of the Default Termination Amount or (C) an amount equal to the Present Value of the entire Basic Rent from the date of such purchase to the date on which the Term would expire. Upon such notice to Tenant, Tenant shall be deemed to have made such offer and shall, if requested by Landlord, within ten (10) days following such request deposit with Landlord as payment against the Default Termination Amount the amount described in (B) above, and Landlord and Tenant shall promptly commence to determine Fair Market Value. Within thirty (30) days after the Fair Market Value Date, Landlord shall accept or reject such offer. If Landlord accepts such offer then, on the tenth (10th) business day after such acceptance, Tenant shall pay to Landlord the Default Termination Amount and, at the request of Tenant, Landlord will convey the Leased Premises to Tenant or its designee in accordance with Paragraph 20. Any rejection by Landlord of such offer shall have no effect on any other remedy Landlord may have under this Lease.

                            (iv)    Landlord may declare by notice to Tenant
the entire Basic Rent (in the amount of Basic Rent then in effect) for the remainder of the then current Term to be immediately due and payable. Tenant shall immediately pay to Landlord all such Basic Rent discounted to its Present Value, all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid and all Monetary Obligations which arise or become due by reason of such Event of Default (including any Costs of Landlord). Upon receipt by Landlord of all such accelerated Basic Rent and Monetary Obligations, this Lease shall remain in full force and effect and Tenant shall have the right to possession of the Leased Premises from the date of such receipt by Landlord to the end of the Term, and subject to all the provisions of this Lease, including the obligation to pay all increases in Basic Rent and all Monetary Obligations that subsequently become due, except that no Basic Rent which has been prepaid hereunder shall be due thereafter during the said Term.

                              (v)   Landlord may exercise all other remedies
available to Landlord at law or equity, including but not limited to the right to bring an action against Tenant for Monetary Obligations as and when such Monetary Obligations become due.

                        (b) The following constitute damages to which Landlord shall be entitled if Landlord exercises its remedies under Paragraph 23(a)(i) or 23(a)(ii):

                              (i)   If Landlord exercises its remedy under
Paragraph 23(a)(i) but not its remedy under Paragraph 23(a)(ii) (or attempts to exercise such remedy and is unsuccessful in reletting the Leased Premises) then, upon written demand from Landlord, Tenant shall pay to Landlord, as liquidated and agreed final damages for Tenant's default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the present value of the excess, if any, of (A) all Basic Rent from the date of such demand to the date on which the Term is scheduled to expire hereunder in the absence of any earlier termination, re-entry or repossession over (B) the then fair market rental value of the Leased Premises for the same period. Tenant shall also pay to Landlord all of Landlord's Costs in connection with the repossession of the Leased Premises and any attempted reletting thereof, including all brokerage commissions, legal expenses attorneys' fees, employees' expenses, costs of Alterations and expenses and preparation for reletting.


                            (ii)    If Landlord exercises its remedy under
Paragraph 23(a)(i) or its remedies under Paragraph 23(a)(i) and 23(a)(ii), then Tenant shall, until the end of what would have been the Term in the absence of the termination of the Lease, and whether or not any of the Leased Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages, the Present Value of all Monetary Obligations which would be payable under this Lease by Tenant in the absence of such termination less the Present Value of the net proceeds, if any, of any reletting pursuant to Paragraph 23(a)(ii), after deducting from such proceeds all of Landlord's Costs (including the items listed in the last sentence of Paragraph 23(b)(i) hereof) incurred in connection with such repossessing and reletting; provided, that if Landlord has not relet the Leased Premises, such Costs of Landlord shall be considered to be Monetary Obligations payable by Tenant. Tenant shall be and remain liable for all sums aforesaid, and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by its own terms had there been no such Event of Default.

                        (c) Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder or at law or in equity.

                        (d) Landlord shall not be required to mitigate any of its damages under Paragraph 23(b) unless required to by applicable Law. If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law.

                        (e) No termination of this Lease, repossession or reletting of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 23 shall relieve Tenant of any Surviving Obligations.

                        (f) WITH RESPECT TO ANY REMEDY OR PROCEEDING OF LANDLORD HEREUNDER, LANDLORD AND TENANT WAIVES ANY RIGHT TO A TRIAL BY JURY.

                        (g) Upon the occurrence of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose.

                        (h) No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.

                        (i) To the extent permitted by applicable law, Tenant hereby waives and surrenders, for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future Law to redeem any of the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant's right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future Law which exempts property from liability for debt or for distress for rent.

                        (j) Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.

                  24. Notices. All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given for all purposes when delivered in person or by Federal Express next-day delivery or other reliable 24-hour delivery service or five (5) business days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address stated above.
For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen (15) days' notice of the new address to the other party, in the manner provided above.

                  25. Estoppel Certificate. At any time upon not less than twenty (20) days' prior written request by either Landlord or Tenant (the "Requesting Party") to the other party (the "Responding Party"), the Responding Party shall delivery to the Requesting Party a statement in writing, executed by an authorized officer of the Responding Party, certifying
(a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Basic Rent, Additional Rent and all other Monetary Obligations have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder, (d) such other information as the Requesting Party may reasonably request, and (e) if Tenant is the Responding Party that, except as otherwise specified, there are no proceedings pending or, to the knowledge of the signer, threatened, against Tenant before or by an court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition and operations of Tenant. Any such statements by the Responding Party may be relied upon by the Requesting Party, any Person whom the Requesting Party notifies the Responding Party in its request for the Certificate is an intended recipient or beneficiary of the Certificate, any Lender or their assignees and by any prospective purchase or mortgagee of any of the Leased Premises.

                  26. Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises to Landlord in the same condition in which the Leased Premises was at the commencement of this Lease, except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, and except for ordinary wear and tear (and except for damage due to a Casualty or Condemnation where the Lease terminates as a result of the purchase by Tenant of the Leased Premises). Upon such surrender, Tenant shall (a) remove from the Leased Premises all property which is owned by Tenant or third parties other than Landlord and (b) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises. The reasonable cost of removing and disposing of such property and repairing any damage to any of the Leased Premises caused by such removal shall be paid by Tenant to Landlord upon demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 26.


                  27. No Merger of Title. There shall be no merger of the leasehold estate created by this Lease with the fee estate in any of the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein and (b) the fee estate in any of the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

                  28.   Books and Records.

                        (a) Tenant shall keep adequate records and books of account with respect to the finances and business of Tenant generally and with respect to the Leased Premises, in accordance with generally accepted accounting principles ("GAAP") consistently applied, and shall permit Landlord and Lender by their respective agents, accountants and attorneys (at Landlord's expense, unless an Event of Default had occurred and is continuing, in which event it shall be at Tenant's expense) upon reasonable notice to Tenant and at reasonable intervals, to visit and inspect the Leased Premises and examine (and make copies of) the records and books of account and to discuss the finances and business with the officers of Tenant, at such reasonable times as may be requested by Landlord. Upon the request of Lender or Landlord (either telephonically or in writing), Tenant shall provide the requesting party with copies of any information to which such party would be entitled in the course of a personal visit.

                        (b) Tenant shall deliver to Landlord and to Lender within 120 days of the close of each fiscal year, annual audited financial statements of Tenant prepared by nationally recognized independent certified public accountants. Tenant shall also furnish to Landlord within forty-five
(45) days after the end of each of the three remaining quarters unaudited financial statements of Tenant, certified by Tenant's chief financial officer or other senior officer of Tenant, and all filings, if any, of Form 10-K, Form 10-Q and other required filings with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or any other Law. All financial statements of Tenant shall be prepared in accordance with GAAP consistently applied. All annual financial statements shall include balance sheets, income and expense statements and comparisons to prior year's performance for the same period, and shall be accompanied (i) by an opinion of said accountants stating that (A) there are no qualifications as to the scope of the audit and (B) the audit was performed in accordance with GAAP and (ii) by the affidavit of the president or a vice president of Tenant, dated within five (5) days of the delivery of such statement, stating that (C) the affiant knows of no Event of Default, or other material event which, upon notice or the passage of time or both, would become an Event of Default, which has occurred and is continuing hereunder or, if any such material event has occurred and is continuing, specifying the nature and period of existence thereof and what action Tenant has taken or proposes to take with respect thereto and (D) except as otherwise specified in such affidavit, that Tenant has fulfilled all of its obligations under this Lease which are required to be fulfilled on or prior to the date of such affidavit.

                  29.   Determination of Value.

                        (a) Whenever a determination of Fair Market Value is required pursuant to any provision of this Lease, such Fair Market Value shall be determined in accordance with the following procedure:

                              (i)   Landlord and Tenant shall endeavor to
agree upon such Fair Market Value within fifteen (15) days after the date (the "Applicable Initial Date") on which (A) Tenant provides Landlord with notice of its intention to terminate this Lease and purchase the Leased Premises pursuant to Paragraph 18, (B) Landlord provides Tenant with notice of its intention to redetermine Fair Market Value pursuant to Paragraph 20(c), (C) Landlord provides Tenant with notice of Landlord's intention to require Tenant to make an offer to terminate this Lease pursuant to Paragraph 23(a)(iii). Upon reaching such agreement, the parties shall execute an agreement setting forth the amount of such Fair Market Value.

                        If the parties shall not have signed such agreement within fifteen (15) days after the Applicable Initial Date, Landlord and Tenant shall endeavor to agree upon and appoint a single appraiser. Any such appraiser's determination of Fair Market Value shall be binding and conclusive.

                            (ii)    If the parties shall not have reached
agreement on Fair Market Value or appointed a single appraiser within thirty
(30) days after the Applicable Initial Date, Tenant shall within fifty (50) days after the Applicable Initial Date select an appraiser and notify Landlord in writing of the name, address and qualifications of such appraiser. Within twenty (20) days following Landlord's receipt of Tenant's notice of the appraiser selected by Tenant, Landlord shall select an appraiser and notify Tenant of the name, address and qualifications of such appraiser. Such two appraisers shall endeavor to agree upon Fair Market Value based on a written appraisal made by each of them (and given to Landlord by Tenant) as of the Relevant Date. If such two appraisers shall agree upon a Fair Market Value, the amount of such Fair Market Value as so agreed shall be binding and conclusive.

                           (iii)    If such two appraisers shall be unable to
agree upon a Fair Market Value within twenty (20) days after the selection of an appraiser by Landlord, then such appraisers shall advise Landlord and Tenant of their respective determination of Fair Market Value and shall select a third appraiser to make the determination of Fair Market Value. The selection of the third appraiser shall be binding and conclusive upon Landlord and Tenant.

                            (iv)    If such two appraisers shall be unable to
agree upon the designation of a third appraiser within ten (10) days after the expiration of the twenty (20) day period referred to in clause (iii) above, or if such third appraiser does not make a determination of Fair Market Value within twenty (20) days after his selection, then such third appraiser or a substituted third appraiser, as applicable, shall, at the request of either party hereto, be appointed by the President or Chairman of the American Arbitration Association in New York, New York. The determination of Fair Market Value made by the third appraiser appointed pursuant hereto shall be made within twenty (20) days after such appointment.

                              (v)   If a third appraiser is selected, Fair
Market Value shall be the average of the determination of Fair Market Value made by the third appraiser and the determination of Fair Market Value made by the appraiser (selected pursuant to Paragraph 29(a)(ii) hereof) whose determination of Fair Market Value is nearest to that of the third appraiser. Such average shall be binding and conclusive upon Landlord and Tenant.

                            (vi)    All appraisers selected or appointed
pursuant to this Paragraph 29(a) shall (A) be independent qualified MAI appraisers (B) have no right, power or authority to alter or modify the provisions of this Lease, (C) utilize the definition of Fair Market Value hereinabove set forth above, and (D) be registered in the State if the State provides for or requires such registration. The Cost of the procedure described in this Paragraph 29(a) above shall be borne entirely by Tenant.

                        (b) If, by virtue of any delay by Tenant or its agents or employees, Fair Market Value is not determined by the expiration or termination of the then current Term, then the date on which the Term would otherwise expire or terminate shall be extended to the date specified for termination in the particular provision of this Lease pursuant to which the determination of Fair Market Value is being made.

                        (c) In determining Fair Market Value, the appraisers shall add (a) the Present Value of the Rent for the remaining Term (with assumed increases in the CPI to be determined by the appraisers) and (b) the Present Value of the Leased Premises as of the end of such Term (assuming that the fair market value of the Leased Premises as of the end of the Term would be $4,700,000). The appraisers shall further assume that no default then exists under the Lease, the Guaranty or the Purchase Agreement; that Tenant has complied (and will comply) with all provisions of the Lease; that Guarantor has not violated (and will not violate) any of the Covenants; and that Guarantor will comply with all other covenants in the Guaranty and Purchase Agreement.

                  30. Non-Recourse as to Landlord. Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against the Leased Premises and not against any other assets, properties or funds of (i) Landlord, (ii) any director, officer, general partner, shareholder, limited partner, beneficiary, employee or agent of Landlord or any general partner of Landlord or any of its general partners (or any legal representative, heir, estate, successor or assign of any thereof), (iii) any predecessor or successor partnership or corporation (or other entity) of Landlord or any of its general partners, shareholders, officers, directors, employees or agents, either directly or through Landlord or its general partners, shareholders, officers, directors, employees or agents or any predecessor or successor partnership or corporation (or other entity), or (iv) any Person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof; provided, however, that Landlord shall be personally liable to Tenant for failure by Landlord to apply hazard insurance proceeds as required to be applied by Landlord pursuant to Paragraph 19 of this Lease.

                  31.   Financing.

                        (a) Tenant agrees to pay, within three (3) business days of written demand therefor, attorneys' fees and costs of counsel for Lender in connection with obtaining the initial Loan (except that when such attorneys' fees paid by Tenant, when added to attorneys' fees of Landlord's counsel incurred in connection with negotiation of this Lease paid by Tenant, exceed $30,000, then Tenant will be responsible only for 60% of such attorneys' fees). Tenant shall not be obligated to pay any points or other costs of obtaining the initial Loan, nor shall Tenant be obligated to pay any cost of obtaining any Loan which refinances the initial Loan. The foregoing $30,000 limit shall not apply, however, to attorneys' fees and costs incurred by counsel to the Landlord, Lender or the City which are in any way related to the Transfer Agreement, 100% of which shall be paid by Tenant and shall be excluded from the $30,000 in fees referenced above.

                        (b) If Landlord desires to obtain or refinance any Loan, Tenant shall agree, upon request of Landlord, to supply any such Lender with such notices and information as Tenant is required to give to Landlord hereunder and to extend the rights of Landlord hereunder to any such Lender and to consent to such financing if such consent is requested by such Lender. Tenant shall provide any other consent or statement and shall execute any and all other documents that such Lender reasonably requires in connection with such financing, including any environmental indemnity agreement not more onerous than the environmental indemnity set forth in this Lease and subordination, non-disturbance and attornment agreement, so long as the same do not materially adversely affect any right, benefit or privilege of Tenant under this Lease or materially increase Tenant's obligations under this Lease. Such subordination, nondisturbance and attornment agreement may require Tenant to confirm that (a) Lender and its assigns will not be liable for any misrepresentation, act or omission of Landlord and (b) Lender and its assigns will not be subject to any counterclaim, demand of offset which Tenant may have against Landlord, and shall require Lender to recognize all of Tenant's rights under the Lease, including but not limited to all Tenant's rights to receive advances of the Net Award pursuant to Paragraph 19.

                        (c) Landlord will request Lender to waive any requirement (i) for tax and insurance escrows so long as no Event of Default occurs and is continuing and (ii) that Landlord or Tenant escrow with Lender any costs of rebuilding the Leased Premises following a Casualty which are in excess of the Net Award.

                  32.   [Intentionally Omitted].

                  32.   [Intentionally Omitted].

                  33. Tax Treatment; Reporting. Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a lease for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Leased Premises and Equipment and Tenant as the lessee of such Leased Premises and Equipment including: (1) treating Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the "Code") with respect to the Leased Premises and Equipment, (2) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and
(3) Landlord reporting the Rent payments as rental income.

                  35.  Right of First Refusal.

                        (a) Except as otherwise provided in clause (e) of this Paragraph 35, and provided an Event of Default does not then exist, if Landlord shall enter into a contract for the sale (the "Sale Contract") of the Leased Premises with a Third Party Purchaser, Landlord shall give written notice to Tenant of the Sale Contract, together with a copy of the executed Sale Contract and the name and business address of the Third Party Purchaser.

                        For a period of thirty (30) days following receipt of such notice, Tenant shall have the right and option, exercisable by written notice to Landlord given within said thirty (30) day period, to elect to purchase the Leased Premises at the purchase price and upon all the terms and conditions set forth in such Sale Contract except that no contingencies contained in such Sale Contract as to environmental assessments, engineering studies, inspection of the Leased Premises, sale of other property, state of the title to or encumbrances on the Leased Premises (but subject to Landlord's obligation to convey title as required by Paragraph 20(a)), or any other condition or contingency to the Third Party Purchaser's obligation to purchase the Leased Premises which pertains to the condition of the Leased Premises, the Third Party Purchaser's ability to take certain action or any other factor beyond the control of Landlord, shall apply to Tenant's obligation to purchase the Leased Premises under this Paragraph 35, and Tenant shall be obligated to purchase the Leased Premises without any such condition or contingency.

                        If at the expiration of the aforesaid thirty (30) day period Tenant shall have failed to exercise the aforesaid option, Landlord may sell the Leased Premises to such Third Party Purchaser upon the terms set forth in such contract.

                        (b) Except as otherwise specifically provided herein, the closing date for any purchase of the Leased Premises by Tenant pursuant to this Paragraph 35 shall be the earlier to occur of (i) ninety (90) days after the date of Tenant's notice to Landlord of its intention to purchase the Leased Premises upon the terms of a contract for sale with a Third Party Purchaser or
(ii) the closing date provided in such Sale Contract.  At such closing
Landlord shall convey the Leased Premises to Tenant in accordance with, and Tenant shall pay to Landlord the purchase price and other consideration set forth in, the applicable contract.

                        (c) Tenant shall have the right during the Term to exercise the foregoing right of first refusal only one time upon each proposed sale of the Leased Premises prior to the tenth (10th) anniversary of this Lease; provided, that if, following compliance with the procedure described in Paragraph 35(a), a Third Party Purchaser does not purchase the Leased
Premises, such event shall not count as an exercise of Tenant's right of first refusal. Notwithstanding anything to the contrary, if Tenant fails to exercise the right of first refusal granted pursuant to this Paragraph 35 and the sale to the Third Party Purchaser is consummated or if this Lease terminates or the Term expires, such right of first refusal shall terminate and be null and void and of no further force and effect.

                        (d) If Tenant does not exercise its right of first refusal to purchase the Leased Premises and the Leased Premises are transferred to a Third Party Purchaser, Tenant will attorn to any Third Party Purchaser as landlord so long as such Third Party Purchaser and landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above.

                        (e) The provisions of this Paragraph 35(a) shall not apply to or prohibit (i) any mortgaging, subjection to deed of trust or other hypothecation of Landlord's interest in the Leased Premises, (ii) any sale of the Leased Premises pursuant to a private power of sale under or judicial foreclosure of any Mortgage or other security instrument or device to which Landlord's interest in the Leased Premises is now or hereafter subject, (iii) any transfer of Landlord's interest in the Leased Premises to a Lender, beneficiary under deed of trust or other holder of a security interest therein by deed in lieu of foreclosure, (iv) any transfer of the Leased Premises to any governmental or quasi-governmental agency with power of condemnation, (v) any transfer of the Leased Premises to any affiliate of Landlord or to Corporate Property Associates 12 Incorporated, (vi) any Person to whom Corporate Property Associates 12 Incorporated sells all or substantially all of its assets, or (vii) any transfer of the Leased Premises to any of the successors or assigns of Corporate Property Associates 12 Incorporated any of the Persons referred to in the foregoing clauses (i) through (iv).

                  36.  Financing Major Alterations.

                  (a) Should Tenant, during the Term of this Lease, desire to make Alterations to any of the Leased Premises which are not readily removable without causing material damage to the Leased Premises and which will cost in excess of $100,000 ("Major Alterations"), Tenant may, prior to the commencement of construction of such Major Alterations, request Landlord to reimburse the costs thereof to Landlord (the "Alteration Cost") to Tenant, to wit: cost of labor and materials, financing fees, legal fees, survey, title insurance and other normal and customary loan or construction costs. Such request shall be accompanied by detailed plans and specifications for the proposed Major Alterations.

                  (b) Should Landlord agree to reimburse such costs, Landlord and Tenant shall enter into good faith negotiations regarding the execution and delivery of a written agreement of modification of this Lease, which agreement shall provide for the following:

                        (i) payment by Landlord to Tenant of the Alteration Cost within one hundred twenty (120) days of the date of Landlord's agreement to pay the Alteration Cost, or in installment payments as agreed, or on the date of completion of the Major Alterations, whichever shall be the later;

                      (ii) an increase in the annual Basic Rent payable during the Amortization Period (as hereinafter defined) to an amount sufficient to amortize the Alteration Cost ("Total Financing") over a period (the "Amortization Period") which shall be the remainder of the then current Term and, if Tenant so elects, any additional extension periods provided for herein (so long as Tenant shall confirm any such extension periods included in the Amortization Period by a written waiver of its right to give notice of its intention not to renew this Lease prior to the expiration of such extension periods), at such rate of interest and upon such other terms as shall be agreed upon between Landlord and Tenant, but which interest rate shall be at the actual rate obtained by Landlord, and shall be no higher than the prevailing interest rate and terms (the "Landlord Rate") for an unsecured loan in a principal amount equal to the Total Financings obtainable by Landlord; and

                     (iii) such other changes and amendments to this Lease as may be necessary and appropriate in view of such payment of the Alteration Cost by Landlord to Tenant.

Tenant shall pay all Costs incurred by Landlord in connection with any such modification to this Lease and such financing, including closing costs, brokerage fees, taxes, recording charges and legal fees and expenses.

                  (c) To the extent that the terms of the Mortgage or any other document encumbering any of the Leased Premises shall require the consent of Lender and/or the holder or holders of any encumbrance on any of the Leased Premises (the "Encumbrancers") to the addition or construction of any Major Alterations or to the financing thereof by Landlord, the rights and obligations of Landlord and Tenant under Paragraph 13 and this Paragraph 36 are expressly conditioned upon Tenant's obtaining, prior to the commencement of any construction, the Encumbrancers' written consent to such construction and to Landlords obtaining, in the event Landlord has accepted Tenant's offer to accept payment for the Major Alterations, the Encumbrancers' written consent to such financing.

                  (d) If Landlord and Tenant do not reach agreement on Tenant's request to have Landlord finance the Alteration Costs, Tenant shall, subject to the provisions of Paragraph 13 of this Lease, have the right to construct the Major Alterations at Tenant's sole cost and expense. In any event, the construction of the Major Alterations shall be performed in accordance with the provisions of Paragraph 13 hereof and the Major Alterations shall be the property of Landlord and part of the Leased Premises subject to this Lease.

                  (e) Nothing contained in this Paragraph 36 shall be construed to modify Paragraph 13 hereof, and the provisions of Paragraph 12 and subparagraphs (i) and (ii) of Paragraph 13(a) shall apply to all Major Alterations made or constructed hereunder, including the requirement for Landlord's consent to Alterations.

               (f) If Tenant desires to construct Major Alterations consisting of an addition or an expansion to the Leased Premises and the cost thereof exceeds $1,000,000, Tenant may, prior to the commencement of construction of such Major Alterations, request Landlord to reimburse the cost thereof to Tenant pursuant to Paragraphs 36(a) and 36(b). If, within 90 days following receipt by Landlord of the detailed plans and specifications for the proposed Major Alterations described in this subparagraph (f), Landlord is unable to commit to provide funds for such Major Alterations in excess of $1,000,000 to be amortized (through increases in Basic Rent) in accordance with Paragraph 36(b) over the Amortization Period with interest at the Landlord Rate, and if no Event of Default has occurred and is then continuing, then the Tenant may, by written notice to Landlord within 10 days after expiration of said 90 day period, elect to repurchase the Leased Premises for a purchase price (the "Purchase Price") equal to the sum of the Acquisition Cost and any Prepayment Premium which Landlord will be required to pay in prepaying any Loan with proceeds of the Purchase Price. Within 60 days after receipt of such notice by Landlord, Tenant shall pay to Landlord the Purchase Price and Landlord will convey the Leased Premises to Tenant in accordance with paragraph 20. If requested by Tenant, Landlord will borrow funds from Guarantor on an unsecured basis to pay for Major Alterations in excess of $1,000,000 if Guarantor is able to arrange such borrowing for Major
Alterations in excess of $1,000,000 at such terms and conditions more favorable to Landlord than those obtainable by Landlord from other lenders so long as Guarantor has no right to exercise remedies or increase the interest rate if an Event of Default occurs and Landlord has the right to set-off against sums borrowed from Guarantor any unpaid Monetary Obligations due to Landlord under this Lease. Such sums borrowed by Landlord will be amortized (through increases in Basic Rent) over the Amortization Period in accordance with Paragraph 36(b) with interest at the interest rate payable to Guarantor.

                  37.  Miscellaneous.

                        (a) The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

                        (b) As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) "including" shall mean "including without limitation"; (ii) "provisions" shall mean "provisions, terms, agreements, covenants and/or conditions"; (iii) "lien" shall mean "lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust"; (iv) "obligation" shall mean "obligation, duty, agreement, liability, covenant and/or condition"; (v) "any of the Leased Premises" shall mean "the Leased Premises or any part thereof or interest therein"; (vi) "any of the Land" shall mean "the Land or any part thereof or interest therein"; (vii) "any of the Improvements" shall mean "the Improvements or any part thereof or interest therein"; and (viii) "any of the Equipment" shall mean "the Equipment or any part thereof or interest therein".

                        (c) Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Each appointment of Landlord as attorney-in-fact for Tenant hereunder is irrevocable and coupled with an interest. Time is of the essence with respect to the performance by Tenant of its obligations under this Lease.

                        (d) Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to any of the Leased Premises or otherwise in the conduct of their respective businesses.

                        (e) This Lease and any documents which may be executed by Tenant on or about the effective date hereof at Landlord's request constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein. Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

                        (f) This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought. If requested by Tenant, and if no Event of Default has occurred and is continuing, Landlord will enter into an amendment of this Lease on or prior to December 31, 1997 in the form attached hereto as Exhibit E, provided that all conditions to the effectiveness of the amendment which are set forth in the amendment are satisfied by the Tenant (i) prior to December 31, 1997 and
(ii) prior to Landlord's execution of the Amendment.

                        (g) The covenants of this Lease shall run with the land and bind Tenant, its successors and assigns and all present and subsequent encumbrancers and subtenants of any of the Leased Premises, and shall inure to the benefit of Landlord, its successors and assigns. If there is more than one Tenant, the obligations of each shall be joint and several.

                        (h) If any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

                        (i) This Lease shall be governed by and construed and enforced in accordance with the Laws of the State.

                        (j) Any actions taken by or on behalf of the Landlord relating to inspection of the Leased Premises or inspection of Tenant's books and records shall be performed or conducted at such times and in such manner as to minimize interference with Tenant's business operations from and within the Leased Premises.

                  IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.

                                           LANDLORD:

                                           QRS 12-14 (AL), INC.
Attest:

_____                                      By: /s/ Gordon J. Whiting
                                               Vice President

Title: _______________
[Corporate Seal]
Title:



ATTEST:                                    TENANT:

                                           SPORTS WHOLESALE, INC.,
                                           an Alabama corporation


                                           By: /s/ Maxine B. Martin


Title:                                     Title: Secretary


[Corporate Seal]



                                   EXHIBIT B

                                   EQUIPMENT


All fixtures, machinery, apparatus, equipment, fittings and appliances of every kind and nature whatsoever now or hereafter affixed or attached to or installed in any of the Leased Premises (except as hereafter provided), including all electrical, anti-pollution, heating, lighting (including hanging fluorescent lighting), incinerating, power, air cooling, air conditioning, humidification, sprinkling, plumbing, lifting, cleaning, fire prevention, fire extinguishing and ventilating systems, devices and machinery and all engines, pipes, pumps, tanks (including exchange tanks and fuel storage tanks), motors, conduits, ducts, steam circulation coils, blowers, steam lines, compressors, oil burners, boilers, doors, windows, loading platforms, lavatory facilities, stairwells, fencing (including cyclone fencing), passenger and freight elevators, overhead cranes and garage units, together with all additions thereto, substitutions therefor and replacements thereof required or permitted by this Lease, but excluding all personal property and all trade fixtures, equipment, machinery, office, manufacturing and warehouse equipment which are not necessary to the operation, as buildings, of the buildings which constitute part of the Leased Premises.


                                   EXHIBIT C

                            PERMITTED ENCUMBRANCES




          1. All conditions, restrictions and easements of record as of the date hereof.

          2. The conditions and restrictions set forth in the Contract (as defined in the Transfer Agreement).

          3. All rights and claims of parties in possession as of the date hereof.

          4. All rights and claims of any contractors, suppliers, or any other person having a right to file a lien with respect to any work done prior to the date hereof or done after the date hereof at the request of Tenant.

          5.      Real estate taxes and assessments not yet due or payable.




                                   EXHIBIT D

                              BASIC RENT PAYMENTS

                  1. Basic Rent. Subject to the adjustments provided for in Paragraphs 2, 3 and 4 below, Basic Rent payable in respect of the Term shall be $475,784 per annum, payable quarterly in advance on each Basic Rent Payment Date, in equal installments of $118,946 each.

                  2. CPI Adjustments to Basic Rent. The Basic Rent shall be subject to adjustment, in the manner hereinafter set forth, for increases in the index known as United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, All Urban Consumers, United States City Average, All Items, (1982-84=100) ("CPI") or the successor index that most closely approximates the CPI. If the CPI shall be discontinued with no successor or comparable successor index, Landlord and Tenant shall attempt to agree upon a substitute index or formula, but if they are unable to so agree, then the matter shall be determined by arbitration in accordance with the rules of the American Arbitration Association then prevailing in New York
City. Any decision or award resulting from such arbitration shall be final and binding upon Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction. In no event will the Basic Rent as adjusted by the CPI adjustment be less than the Basic Rent in effect for the one year period immediately preceding such adjustment.

                  3. Effective Dates of CPI Adjustments. Basic Rent shall not be adjusted to reflect changes in the CPI until the third anniversary of the Basic Rent Payment Date on which the first full monthly installment of Basic Rent shall be due and payable (the "First Full Basic Rent Payment Date"). As of the third anniversary of the First Full Basic Rent Payment Date and thereafter on the sixth, ninth, twelfth and, if the Initial Term is extended, the fifteenth, eighteenth, twenty-first, twenty-fourth, and twenty-seventh anniversary of the First Full Basic Rent Payment Date, Basic Rent shall be adjusted to reflect increases in the CPI during the most recent three year period immediately preceding each of the foregoing dates (each such date being hereinafter referred to as the "Basic Rent Adjustment Date").

                  4.    Method of Adjustment for CPI Adjustment.

                        (a) As of each Basic Rent Adjustment Date when the average CPI determined in clause (i) below (the "Ending CPI") exceeds the Beginning CPI (as defined in this Paragraph 4(a)), the Basic Rent in effect immediately prior to the applicable Basic Rent Adjustment Date shall be multiplied by a fraction, the numerator of which shall be the difference between (i) the average CPI for the three (3) most recent calendar months (the "Prior Months") ending prior to such Basic Rent Adjustment Date for which the CPI has been published on or before the forty-fifth (45th) day preceding such Basic Rent Adjustment Date and (ii) the Beginning CPI, and the denominator of which shall be the Beginning CPI. (Solely for purposes of the foregoing calculation, the Ending CPI cannot exceed 109% of the Beginning CPI.) 75% of the product of such multiplication shall be added to the Basic Rent in effect immediately prior to such Basic Rent Adjustment Date. As used herein, "Beginning CPI" shall mean the average CPI for the three (3) calendar months corresponding to the Prior Months, but occurring three years earlier. If the Ending CPI is the same or less than the Beginning CPI, the Basic Rent will remain the same for the ensuing three-year period.

                        (b) Effective as of a given Basic Rent Adjustment Date, Basic Rent payable under this Lease until the next succeeding Basic Rent Adjustment Date shall be the Basic Rent in effect after the adjustment provided for as of such Basic Rent Adjustment Date.

                        (c) Notice of the new annual Basic Rent shall be delivered to Tenant on or before the tenth (10th) day preceding each Basic Rent Adjustment Date.